Exhibit (a)(1)(A)

Offer To Purchase for Cash

By

JACADA LTD.

Of

up to 4,000,000 of its Ordinary Shares

at a Purchase Price Not Greater Than $4.00 nor Less Than $3.50 Per Share

IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

THE OFFER AND WITHDRAWAL RIGHTS WILL

EXPIRE AT 5:00 P.M., NEW YORK TIME, OR 12:00 MIDNIGHT, ISRAEL TIME, ON SEPTEMBER 15, 2008, UNLESS THE OFFER IS EXTENDED.

Jacada Ltd., an Israeli company (“Jacada”, “we,” or “us”), is offering to purchase up to 4,000,000 of its Ordinary Shares, par value NIS 0.01 per share (the “Ordinary Shares”), at a price not greater than $4.00 nor less than $3.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Unless the context otherwise requires, all references to shares shall refer to the Ordinary Shares.

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. We are offering to purchase up to a maximum of 4,000,000 shares in the Offer. Subject to the conditions of the Offer, we will determine a single share price, not greater than $4.00 nor less than $3.50 per share, that we will pay for shares properly tendered and not properly withdrawn in the Offer.

We will pay for the shares in cash, less any applicable withholding taxes and without interest. After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest purchase price (in increments of $0.10) within the price range specified above that will allow us to purchase up to a maximum of 4,000,000 shares. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at prices at or below the purchase price we determine and not properly withdrawn. However, because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the purchase price if, based on the purchase price we determine, more than 4,000,000 shares are properly tendered and not properly withdrawn. We will return to the tendering shareholders shares tendered at prices above or below the price range specified above and shares that we do not purchase because of proration, at our expense promptly after the Offer expires. See Section 3.

THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED, NOR IS THE OFFER CONDITIONED ON THE AVAILABILITY OF FINANCING. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent. In Israel, information concerning the Offer is available from our legal counsel, Meitar Liquornik Geva & Leshem Brandwein, at its address and telephone number set forth on the back cover of this Offer to Purchase.

August 14, 2008

The shares are listed and traded on the Nasdaq National Market (“Nasdaq”) and on the Tel Aviv Stock Exchange (“TASE”) both under the symbol “JCDA” (or its Hebrew equivalent). On August 13, 2008, the latest practicable date prior to the date of this Offer to Purchase, the reported closing price of the shares on Nasdaq was $3.70 per share and NIS 12.72 ($3.54 based on an exchange rate of NIS 3.594 per United States dollar as of such date) on the TASE. Shareholders are urged to obtain current market quotations for the shares. See Section 7.

Neither our management, our Board of Directors, nor the Information Agent has made any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors in determining whether to tender shares and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. See Section 10.

The offer is being conducted simultaneously in the United States and Israel. Pursuant to the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder relating to tender offers, to which we collectively refer as the Israeli Securities Law, we have filed this Offer to Purchase together with a cover statement in the Hebrew language with the Israeli Securities Authority, or the ISA, and the TASE. We have also filed an English translation of the cover statement from the Hebrew language as an exhibit to the Schedule TO that we filed with the United States Securities and Exchange Commission, or the SEC.

The Offer has not been approved or disapproved by the SEC, any state securities commission, or the ISA, nor has the SEC, any state securities commission or the ISA passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Offer expires:

•

holders of Ordinary Shares who hold their shares through a TASE member, or who are named as holders of Ordinary Shares in the Register of Shareholders of Jacada in Israel, should tender their Ordinary Shares to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary, pursuant to the instructions in Section 3. All other holders of Ordinary Shares should tender their shares to American Stock Transfer & Trust Company, the U.S. Depositary (which we refer to, together with the Israeli Depositary, as the “Depositaries”), pursuant to the instructions in Section 3. For the addresses and telephone numbers of our Depositaries, see the back cover of this Offer to Purchase;

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you are a holder of vested options to purchase shares under Jacada’s share options plans, you may exercise your vested options, subject to Jacada’s trading policy, and tender any of the shares issued upon exercise.

if you want to tender your shares, but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositaries by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (c) your other required documents cannot be delivered to the Depositaries by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in Section 3.

If you wish to maximize the chance that your shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $3.50 per share. You should understand that this election may lower the purchase price paid for all purchased shares in the Offer and could result in your shares being purchased at the minimum price of $3.50 per share. The lower end of the price range for the Offer is below the closing market price for the shares on August 13, 2008, the date prior to the date of this Offer to Purchase, when the closing market price on Nasdaq was $3.70 and NIS 12.72 ($3.54 based on an exchange rate of NIS 3.594 per United States dollar as of such date) on the TASE.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Offer to shareholders in any such jurisdiction.

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 (Call Collect) or Toll-Free (800) 322-2885. In Israel, information concerning the Offer is available from our legal counsel, Meitar Liquornik Geva & Leshem Brandwein, at its address and telephone number set forth on the back cover of this Offer to Purchase.

Additional copies of this Offer to Purchase, the Letter of Transmittal and other related materials may be obtained from the Information Agent or the Depositaries upon request.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares in the Offer. You should rely only on the information contained in this Offer to Purchase or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, or the Information Agent.

Unless the context otherwise requires, all references in this Offer to Purchase to “Jacada”, “us”, “we”, and “our” are to Jacada Ltd., all references to “Nasdaq” are to the Nasdaq National Market, all references to “TASE” are to the Tel Aviv Stock Exchange Ltd., all references to “dollars” or “$” are to United States dollars, all references to “NIS” are to New Israeli Shekel, and all references to the “Israeli Companies Law” are to the Israeli Companies Law 5759-1999.

Unless otherwise indicated or the context otherwise requires, for purposes of this Offer to Purchase, (i) an “Israeli business day” means any day on which most of the banking institutions in Israel are open for business and (ii) a “U.S. business day” means any day other than a Saturday, Sunday, U.S. federal holiday or any other day on which the banks in the U.S. are permitted not to be open for business.

Any references to “SEC Rule” or “Rule” are to rules promulgated under the Securities and Exchange Act of 1934.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. Jacada Ltd. is at times referred to as “Jacada”, “we”, “our” or “us.” We refer to our Ordinary Shares as the “shares.” This summary term sheet highlights the material information in this Offer to Purchase, and is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and the information contained in this summary term sheet is qualified in its entirety by the fuller descriptions and explanations contained in the later pages of this Offer to Purchase. The following are some of the questions you, as a shareholder of Jacada, may have about the Offer and answers to those questions. We urge you to read carefully the entire Offer to Purchase and the Letter of Transmittal and other related documents delivered to you prior to making any decision regarding whether to tender your shares. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion where helpful.

Who is offering to purchase my shares?

Jacada Ltd.

What is Jacada offering to purchase?

We are offering to purchase up to a maximum of 4,000,000 shares.

What will the purchase price for the shares be and what will be the form of payment?

We are conducting the Offer through a procedure commonly called a modified “Dutch Auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your shares. The lowest price that may be specified is $3.50. The prices that may be specified increase in increments of $0.10 up to $4.00, the highest price that may be specified.

The price range for the Offer is $3.50 to $4.00 per share. After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered. We will then select the lowest purchase price that will allow us to buy up to a maximum of 4,000,000 shares. The lower end of the price range for the Offer is below the closing market price for the shares on August 13, 2008, the date prior to the date of this Offer to Purchase, when the closing market price on Nasdaq was $3.70 and NIS 12.72 ($3.54 based on an exchange rate of NIS 3.594 per United States dollar as of such date) on the TASE. The higher end of the price range is above this closing market price. If fewer shares are properly tendered, we will select the lowest price that will allow us to buy all the shares that are properly tendered and not properly withdrawn.

All shares we purchase will be purchased at the same price, even if you have selected a lower price, but we will not purchase any shares above or below the price range of the Offer.

If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer” indicating that you will accept the purchase price we determine. If you agree to accept the purchase price determined in the Offer, your shares will be deemed to be tendered at the minimum price of $3.50 per share. You should understand that this election may lower the purchase price paid for all shares in the Offer and could result in your shares being purchased at the minimum price of $3.50 per share.

If your shares are purchased in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the Offer expires. All shareholders tendering their Jacada shares in the Offer will be paid solely in United States dollars. See Sections 1 and 5. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.

How many shares is Jacada offering to purchase in the Offer?

We are offering to purchase not more than 4,000,000 of our Ordinary Shares. If, based on the purchase price we determine, more than 4,000,000 shares are properly tendered and not properly withdrawn, we will purchase all shares tendered at or below the purchase price determined in the Offer on a pro rata basis. The Offer is not conditioned on any minimum number of shares being tendered, but is subject to certain other conditions. See Section 6.

How will Jacada pay for the shares?

The aggregate purchase price will be up to $16 million. We anticipate that we will pay for the shares tendered in the Offer, as well as related fees and expenses, from our cash, cash equivalents and marketable securities.

Do you have the financial resources to pay the purchase price in the Offer?

Yes. The purchase of the Jacada shares in the Offer will be financed by our own internal resources. The Offer is not conditioned on the availability of financing.

In accordance with Israeli law, in order to secure the payment for the Jacada shares tendered in the Offer, the Israeli Depositary, which is a member of the TASE, has agreed to guarantee our obligation to pay for the shares. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and will deposit, four (4) Israeli trading days prior to the Expiration Date, cash into an escrow account in an amount sufficient to pay for the maximum number of shares that we are offering to purchase in the Offer.

How long do I have to tender my shares; can the Offer be extended, amended or terminated?

You may tender your shares until the Offer expires. The Offer will expire at 5:00 p.m., New York time (12:00 midnight, Israel time), on September 15, 2008, unless extended (such date and time, as they may be extended, the “Expiration Date” and “Expiration Time,” respectively). See Section 1. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We encourage you to contact your broker, dealer, commercial bank, trust company or other nominee to find out the nominee’s deadline. See Section 3.

We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See Section 14. We cannot assure you that we will extend the Offer. If we extend the Offer, we will delay the acceptance of any shares that have been tendered on or before September 15, 2008 until the end of the extension period. Under Israeli law, however, the Offer may not remain open for more than 60 days following the date of this Offer to Purchase, except that if a third party commences a tender offer for Jacada’s shares during the Offer, we will be permitted to extend the Offer so that its expiration date will correspond with the expiration date of the third party’s tender offer. In the event that we extend the Offer, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. We will also issue a press release announcing a new Expiration Date no later than 9:00 a.m. New York time (4:00 p.m. Israel time), on the first Israeli business day after the day on which we decide to extend the Offer, and file an immediate report with the ISA and, within one Israeli business day, publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew. Under Israeli law, however, we will not be permitted to extend the Offer, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member. We can also amend the Offer in our sole discretion or terminate the Offer under certain circumstances. If we make a material change in the terms of the Offer (as may be permitted under applicable law) or in the information concerning the Offer or if we waive a material condition of the Offer (if permitted pursuant to the applicable law), we will extend the Offer to the extent required by rules of the SEC and by Israeli law. See Sections 6 and 14.

How will I be notified if Jacada extends the Offer or amends the terms of the Offer?

We do not currently intend to extend the Offer. However, in the event that we do extend the Offer, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact, and in addition, we will issue a press release announcing the extension and the new Expiration Time by 9:00 a.m., New York time (16:00 p.m., Israel time), on the next U.S. business day after the previously scheduled Expiration Time. We will announce any amendment to the Offer by making a public announcement of the amendment. Under Israeli law, we are required to publicly announce the new expiration date no later than one Israeli business day prior to the original Expiration Time. Accordingly, we will also file an immediate report with the ISA no later than one Israeli business day prior to the original Expiration Time, and, within one Israeli business day thereafter (or within two Israeli business days, in the event our decision to extend the original Offer was made toward the late evening hours, Israel time), publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew. See Section 14.

What is the purpose of the Offer?

In January 2008, we sold the intellectual property and related customer contracts associated with the following Jacada products: Jacada Interface Server and Jacada Integrator, also known as Jacada HostFuse, Jacada Studio, Jacada Innovator and Jacada Terminal Emulator, in consideration for $26 million in cash. That sale was in significant part motivated by our desire to focus singularly on our growing call center solutions business. Subsequent to the closing of that transaction, our Board of Directors reviewed a variety of alternatives for application of the roughly $56 million of cash, cash equivalents and marketable securities we had available. In February 2008 our Board of Directors authorized the use of up to $10 million of our available cash to repurchase our Ordinary Shares. Our Board of Directors believes that the strength of our balance sheet, the confidence we have in our business model and the continued execution of our long-term business strategy supports the decision to repurchase our shares. However, our Board of Directors also believes that our shares are still undervalued, despite our open market repurchases of approximately 592,480 shares under the repurchase program, which has been conducted in compliance with SEC Rule 10b-18. Accordingly, our Board of Directors has decided to undertake this Offer as a means of more quickly utilizing our cash to invest in our shares and thereby realizing the enterprise value we believe is present in our call center solutions business. Our Board of Directors also believes that the Offer represents an efficient means of distributing a portion of the proceeds from the January 2008 asset sale to our shareholders. Our Board of Directors also considered our liquidity and the number of our outstanding Ordinary Shares, the market price of our Ordinary Shares and our operations, expectations for future cash flow and consumption, our tax position and our overall operating strategy in approving the Offer. The Board of Directors believes that the Offer is a prudent use of our financial resources and an effective means of providing value to our shareholders and consistent with our goal of maximizing long-term shareholder value. Our Board of Directors believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism that can provide all of our shareholders the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Offer also provides our shareholders with an efficient way to sell their shares, and with respect to shares tendered in the U.S., without incurring broker’s fees or commissions associated with open market sales and without effecting the market price in a relatively illiquid stock. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the significant conditions to the Offer?

The Offer is conditioned on the following:

•

At any time on or after commencement of the Offer and prior to the Expiration Date, no “legal event” (as such term is defined below) shall have occurred, which we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this Offer to Purchase, and such “legal event” would cause the terms of the Offer as a result of such “legal event” to become materially different from the terms which a reasonable offeror would have proposed had it known of such “legal event” on the date of this Offer to Purchase;

For purposes of the above paragraph, a “legal event” means:

•

any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign; or

•	any action or proceeding instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign.

•

At least one Israeli business day prior to the Expiration Date, we shall have failed to obtain any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the shares pursuant to the Offer.

The Offer is not conditioned on the availability of financing.

What will happen if the conditions to the Offer are not satisfied?

If any condition is not satisfied, we may elect not to purchase, or may be prohibited from purchasing, any shares tendered in the Offer, or, subject to applicable law, we may waive such condition. See “Introduction,” and Section 1 and Section 6.

Following the Offer, will Jacada continue as a listed public company?

Yes, we expect that the Jacada shares will continue to trade on Nasdaq and the TASE following completion of the Offer. The purchase by us of shares in the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. However, we believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of shares in the Offer will cause the remaining outstanding shares to be delisted from Nasdaq.

How do I tender my shares and to which depositary should I tender?

This depends on the manner in which you hold your shares:

If you hold your shares through a TASE member or you are named as a holder of the Jacada shares in the Register of Shareholders of Jacada in Israel, you should tender your shares to the Israeli Depositary by following the applicable procedures and instructions described in Section 3; and

All other holders of Jacada shares should tender their shares to the U.S. Depositary by following the applicable procedures and instructions described in Section 3.

If you want to tender all or part of your shares, you must do one of the following before 5:00 p.m., New York time, (12:00 midnight, Israel time) on September 15, 2008, or any later time and date to which the Offer may be extended, or earlier as your broker or other nominee may require:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you;

•

if you hold certificates in your own name, complete and sign a Letter of Transmittal and deliver it, together with the certificates for your shares and any other documents required by the Letter of Transmittal, to the American Stock Transfer & Trust Company at its address shown on the Letter of Transmittal;

•	if you are an institution participating in The Depository Trust Company, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•

if you are a holder of vested options to purchase shares under Jacada’s equity compensation plans, you may exercise your vested options, consistent with Jacada’s trading policy, and tender any of the shares issued upon exercise.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to the American Stock Transfer & Trust Company by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the American Stock Transfer & Trust Company by the expiration of the Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent for assistance. The contact information for the Information Agent appears on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.

How do holders of vested share options and vested share awards participate in the Offer?

If you hold vested but unexercised options to purchase shares, you may exercise your options, in accordance with the terms of the applicable share option agreement and plans and Jacada’s trading policy and tender the shares received upon such exercise in accordance with the Offer. Holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their share option exercise prices, the date of their share option grants and the years left to exercise their options, the range of tender prices, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by Jacada described in Section 1. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer. See Section 3. We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor. If your share awards have vested you should follow the above instructions applicable to shares held by a broker or shares held in your own name, as applicable to you. Holders of unvested share awards or other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes. You may withdraw any shares you have tendered at any time before 5:00 p.m., New York time (12:00 midnight, Israel time), on September 15, 2008, unless we extend the Offer, in which case you can withdraw your shares until the expiration of the Offer as extended. In addition, under U.S. law, tendered shares may be withdrawn at any time after 40 U.S. business days from the date of the commencement of the Offer if the shares have not yet been accepted for payment by us. See Section 4.

How do I withdraw shares I previously tendered?

To properly withdraw shares, you must deliver a written notice of withdrawal with the required information to the Depositary to whom you sent your shares, while you still have the right to withdraw the shares. If you have used more than one Letter of Transmittal or have otherwise tendered shares in more than one group of shares, you may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositaries or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4. If you have tendered your shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your shares. In addition, under U.S. law, tendered shares may be withdrawn at any time after 40 U.S. business days from the date of the commencement of the Offer if the shares have not yet been accepted for payment by us. See Section 1 and Section 4.

Has Jacada or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither our management, our Board of Directors, the Depositaries nor the Information Agent are making any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. In so doing, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal. See Section 2.

Do the directors and executive officers of Jacada intend to tender their shares in the Offer?

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

If I decide not to tender, how will the Offer affect my shares?

Shareholders who choose not to tender their shares will own a greater percentage interest in our outstanding Ordinary Shares following consummation of the Offer. See Section 2.

What is the recent market price of my shares?

On August 13, 2008, the date prior to the date of this Offer to Purchase, the reported closing price of the shares on Nasdaq was $3.70 per share and NIS 12.72 ($3.54 based on an exchange rate of NIS 3.594 per United States dollar as of such date) on the TASE. You are urged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender your shares. See Section 7.

When will Jacada pay for the shares I tender?

We will pay the purchase price, net to the seller in cash, less any applicable withholding tax and without interest, for the shares we purchase promptly after the expiration of the Offer. We may not be able to announce the final results of proration, if any, or pay for any shares for up to seven (7) U.S. business days after the Expiration Time. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?

If you are the record owner of your shares and your shares are tendered directly to the Depositaries, you will not have to pay brokerage fees or similar expenses. If you own your shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your shares on your behalf, the nominee may charge you a fee for doing so. You should consult with your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply. See Section 3.

What are the tax consequences if I tender my shares?

The receipt of cash for tendered shares accepted for payment by us from tendering shareholders who are “United States persons” for United States federal income tax purposes will be treated as a taxable transaction for United States federal income tax purposes.

The receipt of cash for tendered shares accepted for payment by us from tendering shareholders generally will be a taxable transaction for Israeli income tax purposes for both Israeli residents and non-Israeli residents, unless a specific exemption is available or a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

The payment of cash for tendered shares is generally subject to the withholding of Israeli tax at source, at a rate of 20% of the shareholder’s gain on such sale. We are seeking an approval from the Israeli Tax Authority (the “ITA”) with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of shares in the Offer. We anticipate that such approval, if obtained, will provide for the following withholding mechanism:

(1)	If you are holding your shares through a bank, broker or financial institution resident in Israel, and such institution is holding the shares solely on your behalf (or is holding the shares solely on your behalf through a non-Israeli bank, broker or financial institution) and is subject to the Israeli withholding tax rules, withholding will not be required on payments made to such institution so long as it completes (or in the case of shares held through a non-Israeli bank, broker or financial institution, such institution completes) and signs the “Declaration of Status for Israeli Income Tax Purposes” which is attached to this Offer to Purchase. Please note that withholding may be required when such bank, broker or financial institution distributes the proceeds to you, to the extent required under Israel law.

(2)	If you are a non-Israeli resident and you provide, together with the tendered shares, certain information and complete and sign the “Declaration of Status for Israeli Income Tax Purposes” which is attached to this Offer to Purchase, withholding will not be required. In this Declaration form, non-Israeli shareholders will be required to certify that (i) they are non-Israeli residents (and, in the case of a corporation, that no Israeli residents (x) hold 25% or more of the means to control such corporation or (y) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such corporation, whether directly or indirectly); (ii) they hold their Jacada shares directly or through a non-Israeli bank, broker or financial institution; (iii) they have purchased their Jacada shares after the initial public offering of Jacada or are resident of a country with which Israel has an income tax treaty in effect.

Tendering shareholders who are not described in clauses (1) and (2) above, will be subject to Israeli withholding tax at a fixed rate of 25% for corporations and 20% for individuals of the gross proceeds payable to them pursuant to the Offer. The Depository may, at its sole discretion, not withhold tax (in full or in part) if such shareholder provides us with a valid certificate from the ITA entitling such shareholder to an exemption or a specified withholding tax rate.

ALL SHAREHOLDERS SHOULD REVIEW THE DISCUSSION IN SECTIONS 3 AND 14 REGARDING TAX ISSUES AND CONSULT THEIR TAX ADVISOR REGARDING THE TAX EFFECTS OF A TENDER OF SHARES.

Does Jacada intend to repurchase any shares other than pursuant to the Offer during or after the Offer?

SEC Rule 13e-4(f) prohibits us from purchasing any shares, other than in the Offer, for up to ten U.S. business days after the Expiration Time. Accordingly, any repurchases outside of the Offer, including pursuant to our previously announced open market share repurchase program, may not be consummated for up to ten U.S. business days after the Offer expires.

Will I have to pay share transfer tax if I tender my shares?

We will pay all share transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the Letter of Transmittal. See Section 5.

Whom can I talk to if I have questions?

If you have any questions regarding the Offer, please contact MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 (Call Collect) or Toll-Free (800) 322-2885. Additional contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. In Israel, information concerning the offer is available from our legal counsel, Meitar Liquornik Geva & Leshem Brandwein, at its address and telephone number set forth on the back cover of this Offer to Purchase.

What are the potential risks and disadvantages of the Offer?

The Offer presents some potential risks and disadvantages to us and our continuing shareholders, including the following:

•	the Offer could negatively affect our liquidity during periods of reduced revenue generation, increased capital spending or higher operating expenses;

•

the Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets) and this reduction in our public float could result in lower share prices or reduced liquidity in the trading market for our Ordinary Shares following completion of the Offer; and

•	the Offer could reduce our ability to engage in significant transactions, including acquisitions and future share repurchases, without additional debt or equity financing.

CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated herein by reference include certain “forward-looking statements.” These forward-looking statements generally are identified by the words “believes”, “project”, “expects”, “anticipates”, “estimates”, “intends”, “strategy”, “plan”, “may”, “will”, “would”, “will be”, “will continue”, “will likely result” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements.

In addition, please refer to our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, as filed with the SEC on June 17, 2008, and our Current Reports on Form 6-K, submitted to the SEC on May 15, 2008, and on August 14, 2008, for additional information on risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements or that may otherwise impact us and our business. See Section 9. Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Ordinary Shares:

We invite our shareholders to tender their Ordinary Shares for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to a maximum of 4,000,000 shares, at a price not greater than $4.00 nor less than $3.50 per share, net to the seller in cash, less applicable withholding taxes and without interest. Unless the context otherwise requires, all references to “shares” shall refer to the Ordinary Shares of Jacada. In addition, we hold additional 592,480 shares in treasury. Under Israeli law, these 592,480 shares are deemed to be issued but may not confer any rights on us as their holder, including voting rights. Accordingly, the shares being purchased in the Offer represent a slightly higher percentage of the voting power of Jacada than of the issued and outstanding shares of Jacada.

The Offer will expire at 5:00 p.m., New York time (12:00 midnight, Israel time), on September 15, 2008, unless extended as described in Section 14.

After the Offer expires, we will look at the prices chosen by shareholders for all of the shares properly tendered and not properly withdrawn. We will then select the lowest purchase price within the price range specified above that will allow us to buy up to a maximum of 4,000,000 shares. All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price.

We will purchase only shares properly tendered and not properly withdrawn, at prices at or below the purchase price we determine. However, because of the proration provision described in this Offer to Purchase, we may not purchase all of the shares tendered at or below the determined purchase price if, based on the purchase price we determine, more than 4,000,000 shares are properly tendered. We will return shares tendered at prices in excess of the purchase price we determine and shares that we do not purchase because of the proration provision to the tendering shareholders at our expense promptly following the Expiration Time. See Section 1.

If you hold your shares through a TASE member or you are named as a holder of the Jacada shares in the Register of Shareholders of Jacada in Israel, you should tender your shares to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary by following the applicable procedures and instructions described in Section 3.

All other holders of Jacada shares should tender their shares to American Stock Transfer & Trust Company, the U.S. Depositary by following the applicable procedures and instructions described in Section 3.

If you are a record owner of Jacada shares and tender directly to American Stock Transfer & Trust Company, the U.S. Depositary, or to Clal Finance Batucha Investment Management Ltd., the Israeli Depositary (to which we refer, together with the U.S. Depositary, as the Depositaries), you generally will not be obligated to pay brokerage fees or commissions, service fees or commissions or, except as set forth in the Letter of Transmittal, share transfer taxes with respect to the purchase of the shares in the Offer. If you hold your Jacada shares through a bank or broker, we recommend that you check whether they charge any service or other fees.

In addition, holders of vested but unexercised options to purchase shares outstanding under our 1996 Share Option Plan, the 1999 Share Option Plan and the 2003 Share Option Plan (the “Share Incentive Plans”), may exercise those options, consistent with Jacada’s trading policy, and tender some or all of the shares issued upon such exercise. Holders of vested but unexercised options should evaluate the Offer carefully to determine if participation would be advantageous to them, based on their share option exercise prices, the date of their share option grants and the years left to exercise their options, the range of tender prices, the tax consequences of choosing to exercise any options, and the provisions for pro rata purchases by Jacada described in Section 1. An exercise of an option cannot be revoked for any reason even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer. See Section 3. We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of share awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested and otherwise free from restrictions of transfer.

We will pay the fees and expenses of the Depositaries in connection with the Offer. The Depositaries will act as agents for tendering shareholders for the purpose of receiving payment from us and transmitting payments to tendering shareholders whose shares are accepted for payment. We will also pay the fees and expenses of MacKenzie Partners, Inc., our Information Agent, and Meitar Liquornik Geva & Leshem Brandwein, our Israeli legal counsel, who will both facilitate and answer questions concerning the offer during their respective normal business hours.

The Offer is not conditioned upon any minimum number of shares being tendered. Our obligation to accept, and pay for, shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 6.

Neither our management, our Board of Directors, the Depositaries nor the Information Agent has made any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors in determining whether to tender shares and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

Any tendering shareholder or other payee that fails to complete, sign and return to the American Stock Transfer & Trust Company the Substitute Form W-9 in the case of U.S. tendering shareholders and Substitute Form W-8 in the case of non-U.S. tendering shareholders included in the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to United States backup withholding at a rate equal to 28% of the gross proceeds paid to the holder or other payee pursuant to the Offer, unless such holder establishes that it is exempt from backup withholding. See Section 3. Also see Section 13 of this Offer to Purchase regarding certain United States federal income tax consequences of a sale of shares pursuant to the Offer.

As of August 12, 2008, there were 20,858,098 of our Ordinary Shares issued and outstanding. The 4,000,000 ordinary shares we are offering to purchase represent approximately 19.17% of the total number of issued and outstanding shares of our Ordinary Shares as of August 12, 2008. Out of these 20,858,098 shares, we hold 592,480 shares in treasury. Under Israeli law, these 592,480 shares are deemed to be issued but may not confer any rights on us as their holder, including voting rights. Accordingly, the shares being purchased in the Offer represent a slightly higher percentage of the voting power of Jacada than of the issued and outstanding shares of Jacada. The shares are listed and traded on Nasdaq and on the TASE both under the symbol “JCDA” (or its Hebrew equivalent). On August 13, 2008, the date prior to the date of this Offer to Purchase, the reported closing price of the shares on Nasdaq was $3.70 and NIS 12.72 ($3.54 based on an exchange rate of NIS 3.594 per United States dollar as of such date) on the TASE. Shareholders are encouraged to obtain current market quotations for the shares before deciding whether and at what purchase price or purchase prices to tender their shares. See Section 7.

THE TENDER OFFER

1. Number of Shares; Price; Priority of Purchase; Expiration

General. Upon the terms and subject to the conditions of the Offer, we will purchase up to 4,000,000 of our Ordinary Shares at a price not greater than $4.00 nor less than $3.50 per share, net to the seller, in cash, less any applicable withholding tax and without interest.

The term “Expiration Time” means 5:00 p.m., New York time (12:00 midnight, Israel time), on September 15, 2008, unless we, in our sole discretion, extend the period of time during which the Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.

If the Offer is over-subscribed as described below, shares tendered and not properly withdrawn, at or below the purchase price determined by us, will be subject to proration. The withdrawal rights, except as described herein, expire at the Expiration Time.

If we:

increase the price to be paid for shares above $4.00 per share;

and the Offer is scheduled to expire at any time earlier than the expiration of a period ending at 5:00 p.m., New York time (12:00 midnight, Israel time), on the 10th U.S. business day from, and including, the date that notice of any such increase is first published, sent or given in the manner specified in Section 14, then the Offer will be extended until the expiration of such 10 business day period.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to satisfaction of certain other conditions. See Section 6.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender shares must specify the price or prices, not in excess of $4.00 nor less than $3.50 per share, at which they are willing to sell their shares to us in the Offer. The lowest price that may be specified is $3.50. The prices that may be specified increase in increments of $0.10 up to $4.00, the highest price that may be specified. Alternatively, shareholders can choose not to specify a price and, instead, elect to tender their shares at the purchase price ultimately paid for shares properly tendered and not properly withdrawn in the Offer, which could result in the tendering shareholder receiving the minimum price of $3.50 per share. See Section 7 for recent market prices for the shares. The lower end of the price range for the Offer is below the closing market price for the shares on August 13, 2008, the date prior to the date of this Offer to Purchase, when the closing market price on Nasdaq was $3.70 and NIS 12.72 ($3.54 based on an exchange rate of NIS 3.594 per United States dollar as of such date) on the TASE.

Promptly following the Expiration Time, we will look at the prices chosen by shareholders for all of the shares properly tendered and not properly withdrawn and will determine the lowest purchase price within the price range specified above that will allow us to buy up to a maximum of 4,000,000 shares or a lower amount depending on the number of shares properly tendered. Once the purchase price has been determined, we will promptly disclose such price in a manner calculated to inform shareholders of this information, which will include a press release through a national news service. Under Israeli law, we will also file an immediate report with the ISA within one Israeli business day thereafter, and publish a notice in two mass circulation daily newspapers published in Israel in Hebrew.

All shares we acquire in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at a lower price. We will purchase only shares properly tendered at or below the purchase price we determine and not properly withdrawn. However, because of the proration provision described in this

Offer to Purchase, we may not purchase all of the shares tendered, even if shareholders tendered at or below the purchase price, if, based on the purchase price we determine, more than 4,000,000 shares are properly tendered and not properly withdrawn. We will return shares tendered at prices in excess of the purchase price we determine and shares that we do not purchase because of the proration provision to the tendering shareholders at our expense promptly after the Offer expires. Shareholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate Letter of Transmittal must be submitted for shares tendered at each price. See Instruction 5 to the Letter of Transmittal. In addition, shareholders may designate the order in which their shares are to be purchased in the event of proration. The order of purchase may have an effect on the U.S. federal income tax classification of any gain or loss on the shares purchased. See Instruction 14 to the Letter of Transmittal.

Proration. Upon the terms and subject to the conditions of the Offer, if, based on the purchase price determined in the Offer, an aggregate amount of more than 4,000,000 shares have been properly tendered at or below the purchase price selected by us and not properly withdrawn prior to the Expiration Time, we will, subject to applicable law, purchase properly tendered shares on the basis of proration:

If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders, at or below the purchase price determined in the Offer, multiplied by the maximum amount of shares that we offered to purchase in the Offer. Because of the difficulty in determining the number of shares properly tendered and not properly withdrawn, we expect that we may not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until up to seven U.S. business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Under Israeli law, we will also file an immediate report with the ISA within one Israeli business day thereafter, and publish a notice in two mass circulation daily newspapers published in Israel in Hebrew. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

This Offer to Purchase and the Letter of Transmittal will be mailed to U.S. record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares, and will be also available on the ISA’s website (http://www.magna.isa.gov.il).

Expiration. In the event that we extend the Offer, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. Under Israeli law, we are required to publicly announce the new expiration date no later than one Israeli business day prior to the original Expiration Time. Accordingly, we will also:

•

file an immediate report with the ISA no later than one Israeli business day prior to the original Expiration Time, and, within one Israeli business day thereafter (or within two Israeli business days, in the event our decision to extend the original Offer was made toward the late evening hours, Israel time, on the Israeli business day prior to the original Expiration Time), publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew; and

•

issue a press release announcing a new expiration date no later than 9:00 a.m., New York time, or 4:00 p.m., Israel time, on the first U.S. business day following the day on which we decide to extend the original Offer.

Without limiting the manner in which we may choose to make any public announcement, subject to applicable law (including Rule 14e-1(d) and Rule 13d-4(e), which require that material changes be promptly disseminated to holders of Jacada shares in a manner reasonably designed to inform such holders of such changes), we currently intend to make announcements regarding the Offer by distributing a press release to Business Wire and publishing the aforesaid notices in two mass circulation daily newspapers published in Israel in Hebrew.

Under Israeli law, however, we will not be permitted to extend the original Offer, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the Jacada shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer

Purpose of the Tender Offer. We intend to purchase a maximum of 4,000,000 of our shares (approximately 19.17% of our outstanding shares as of August 12, 2008).

In January 2008, we sold the intellectual property and related customer contracts associated with the following Jacada products: Jacada Interface Server and Jacada Integrator, also known as Jacada HostFuse, Jacada Studio, Jacada Innovator and Jacada Terminal Emulator, in consideration for $26 million in cash. That sale was in significant part motivated by our desire to focus singularly on our growing call center solutions business. Subsequent to the closing of that transaction, our Board of Directors reviewed a variety of alternatives for application of the roughly $56 million of cash, cash equivalents and marketable securities we had available. In February 2008 our Board of Directors authorized the use of up to $10 million of our available cash to repurchase our Ordinary Shares. Our Board of Directors believes that the strength of our balance sheet, the confidence we have in our business model and the continued execution of our long-term business strategy supports the decision to repurchase our shares. However, our Board of Directors also believes that our shares are still undervalued, despite our open market repurchases of approximately 592,480 shares under the repurchase program, which has been conducted in compliance with Rule 10b-18. Accordingly, our Board of Directors has decided to undertake this Offer as a means of more quickly utilizing our cash to invest in our shares and thereby realizing the enterprise value we believe is present in our call center solutions business. Our Board of Directors also believes that the Offer represents with an efficient means of distributing a portion of the proceeds from the January 2008 asset sale to our shareholders. Our Board of Directors also considered our liquidity and the number of our outstanding Ordinary Shares, the market price of our Ordinary Shares and our operations, expectations for future cash flow and consumption, our tax position and our overall operating strategy in approving the offer. The Board of Directors believes that the Offer is a prudent use of our financial resources and an effective means of providing value to our shareholders and consistent with our goal of maximizing long-term shareholder value. Our Board of Directors believes that the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents a mechanism that can provide all of our shareholders the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

The Offer also provides our shareholders with an efficient way to sell their shares and, with respect to shares tendered in the U.S., without incurring broker’s fees or commissions associated with open market sales and without effecting the market price in a relatively illiquid stock. See Section 8.

Our Board of Directors has approved the Offer. Neither our management, our Board of Directors, the Depositaries nor the Information Agent has made any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. We have not authorized any person to make any recommendation. You should carefully evaluate all information in the Offer and should consult your own investment and tax advisors in determining whether to tender shares and the price or prices at which you will tender them. In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing shareholders, including the following:

•	the Offer could reduce our ability to engage in significant transactions, including acquisitions and future share repurchases, without additional debt or equity financing, and

•

the Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets) and this reduction in our public float could result in lower share prices or reduced liquidity in the trading market for our Ordinary Shares following completion of the Offer; and

•	the Offer could negatively affect our liquidity during periods of reduced revenue generation, increased capital spending or higher operating expenses.

Certain Effects of the Tender Offer. If, as a shareholder, you do not tender your shares in the Offer, tender only a portion of your shares, or the shares you tender are only partially accepted because of proration, you will continue to be a shareholder of Jacada. If we complete the Offer, the remaining shareholders will realize a proportionate increase in their relative equity interest per share in Jacada and will bear the attendant risks associated with owning our equity securities, including risks resulting from our purchase of shares. Shareholders may be able to sell non-tendered shares in the future on Nasdaq, the TASE or in the over the counter market, or otherwise, at a net price significantly higher or lower than the purchase price in the Offer. We can give you no assurance regarding the price at which you may be able to sell shares in the future.

The shares that we acquire in the Offer will become treasury stock and will remain in this status so long as we hold such shares. Treasury Stock status means that these shares do not confer any rights on us as their holder, including voting rights. Our acquisition of shares in the Offer must be made under the following guidelines, under Israeli law: our Board of Directors must have approved that such acquisition is a permitted distribution. A permitted distribution is defined under Israeli law as a distribution which is (i) only out of accumulated retained earnings or out of the earnings accrued over the two most recent years, whichever is the higher (“earnings test”), and in either case (ii) provided that there is no reasonable concern that such acquiring will prevent the company from satisfying current or foreseeable obligations as they become due (“solvency test”). These shares will be available for us to issue in the future without further shareholder action (except as required by applicable law or the rules of Nasdaq or the TASE). We would, for example, be able to issue these shares for acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or share option plans or compensation programs for directors, and upon such issuance, such shares shall no longer be of the status of treasury stock and will have rights equal to our other shares.

The Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Accordingly, if we complete the Offer, the proportional holdings of our directors and executive officers will increase. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer. See Section 10.

From time to time, we evaluate merger and acquisition opportunities to see if such opportunities would be a prudent use of our financial resources and provide value to our shareholders. However, we currently have no immediate plans to pursue any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries, which is material to us and our subsidiaries, taken as a whole.

Except as otherwise disclosed in this Offer to Purchase or the documents incorporated by reference in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries which is material to us and our subsidiaries, taken as a whole;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend policy, indebtedness or capitalization, our corporate structure or our business, except as disclosed in this Offer to Purchase;

•

any material change in our present Board of Directors or management or any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

•	our equity securities ceasing to be authorized to be listed on Nasdaq or the TASE;

•	our Ordinary Shares becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our articles of association that could impede the acquisition of control of us.

Regardless of the absence of any current plans, proposals or negotiations, as part of our long-term corporate goal of increasing shareholder value, we have considered and will continue to consider various alternatives, including open market repurchases of our shares, strategic acquisitions, internal restructurings and business combinations. Except as otherwise disclosed in this Offer to Purchase, on the date of this Offer to Purchase no agreements, understandings or decisions have been reached and there can be no assurance that we will decide to undertake any such alternatives. See Section 10. Any future repurchase of our shares may be on the same terms as, or on terms more or less favorable to shareholders than the terms of the Offer. However, Rule 13e-4 generally prohibits us and our affiliates from purchasing any shares, other then through our Offer, until at least ten U.S. business days after expiration or termination of our offer. Any possible future purchase by us will depend on many factors, including the market price of our shares, the results of our Offer, our general financial position and general economic and financial conditions.

3. Procedures for Tendering Shares

This Section 3 is divided into two parts. Holders of Jacada shares who wish to tender their shares, and

•

hold their shares through a TASE member, (“Unlisted Israeli Holders”), or who are named as holders of Jacada shares in the Register of Shareholders of Jacada in Israel, (“Listed Israeli Holders”), should tender their shares to the Israeli Depositary pursuant to the instructions described under the caption “Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary” below, or

•

all other holders of Jacada shares should tender their shares to the U.S. Depositary pursuant to the instructions described under the caption “Tenders to American Stock Transfer & Trust Company, our U.S. Depositary” below.

Tenders to American Stock Transfer & Trust Company, our U.S. Depositary

Eligibility; Who May Tender to the U.S. Depositary. Shareholders who are not Unlisted Israeli Holders or Listed Israeli Holders, should tender their shares to the U.S. Depositary.

Valid Tender. If you wish to tender shares in the Offer, you must transmit for receipt by the American Stock Transfer & Trust Company prior to the Expiration Time, at the American Stock Transfer & Trust Company’s address set forth on the back cover of this Offer to Purchase:

•

a Letter of Transmittal, properly completed and signed, together with any required signature guarantees (or, in the case of a book-entry transfer, an “agent’s message”) (see “Book-Entry Transfer” below), and any other required documents; and

•

either certificates representing the tendered shares or, in the case of tendered shares delivered in accordance with the procedures for book-entry transfer described below, a book-entry confirmation of that delivery (see “Book-Entry Transfer” below).

In the alternative, you may, before the Expiration Time, comply with the guaranteed delivery procedures described below.

If a broker, dealer, commercial bank, trust company, or other nominee holds your shares, it is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company, or other nominee to find out the nominee’s applicable deadline.

The valid tender of shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

In accordance with Instruction 5 of the Letter of Transmittal, if you desire to tender shares in the Offer you must either:

•

check one, and only one, of the boxes corresponding to the price at which shares are being tendered in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder” (you should be aware that this election could mean that none of your shares will be purchased if the price selected by you is higher than the purchase price eventually determined in the Offer after the Expiration Time); or

•

check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $3.50 per share (you should understand that this election may lower the purchase price paid for all purchased shares in the tender offer and could result in the tendered shares being purchased at the minimum price of $3.50 per share).

Your tender of shares will be proper if you check one, and only one, of these boxes on the Letter of Transmittal. If you wish to maximize the chance that your shares will be purchased, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Offer.” The lower end of the price range for the Offer is below the closing market price for the shares on August 13, 2008, the date prior to the date of this Offer to Purchase, when the closing market price on Nasdaq was $3.70 and NIS 12.72 ($3.54 based on an exchange rate of NIS 3.594 per United States dollar as of such date) on the TASE.

If you wish to tender shares at more than one price, you must complete a separate Letter of Transmittal for each price at which shares are being tendered. The same shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. In order to withdraw, shareholders who tendered at multiple prices pursuant to multiple Letters of Transmittal must comply with the procedures set forth in Section 4.

We encourage shareholders who hold shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the American Stock Transfer & Trust Company.

Book-Entry Transfer. For purposes of the Offer, the American Stock Transfer & Trust Company will establish an account for the shares at The Depository Trust Company (the “DTC”) within two U.S. business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of shares by causing DTC to transfer those shares into the American Stock Transfer & Trust Company’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through book-entry transfer into the American Stock Transfer & Trust Company’s account at DTC, the Letter of Transmittal, properly completed and signed, with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to, and received by, the American Stock Transfer & Trust Company, at its address listed on the back cover of this Offer to Purchase prior to the Expiration Time, or you may comply with the guaranteed delivery procedures described below.

The confirmation of a book-entry transfer of shares into the American Stock Transfer & Trust Company’s account at DTC described above is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the American Stock Transfer & Trust Company.

The term “agent’s message” means a message transmitted by DTC to, and received by, the American Stock Transfer & Trust Company, and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgment from the participant tendering shares through DTC that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. You must choose the method of delivery of shares, the Letter of Transmittal and all other required documents, including delivery through DTC, and you will retain the risk of any loss during delivery through the method you choose. Shares will be deemed delivered only when actually received by the American Stock Transfer & Trust Company (including, in the case of a book-entry transfer, by book-entry confirmation). If you plan to make delivery by mail, we recommend that you deliver your certificates by registered mail with return receipt requested and obtain proper insurance. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. No signature guarantee will be required on a Letter of Transmittal for shares tendered thereby if:

•

the “registered holder(s)” of those shares signs the Letter of Transmittal and has not completed either the box entitled “Special Delivery Instructions or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	those shares are tendered for the account of an “eligible institution.”

A “registered holder” of tendered shares will include any participant in DTC’s system whose name appears on a security position listing as the owner of those shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program or other institution that would be eligible according to the terms of this Offer.

Except as described above, all signatures on any Letter of Transmittal for shares tendered must be guaranteed by an eligible institution. See Instructions 1, 2 and 6 to the Letter of Transmittal. If the certificates for shares are registered in the name of a person other than the person who signs the Letter of Transmittal, or if payment is to be made or certificates for shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 1, 2 and 6 to the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis, you may tender if all the following conditions are met:

•	your tender is made by or through an eligible institution;

•

a properly completed and signed Notice of Guaranteed Delivery in the form we have provided is received by the American Stock Transfer & Trust Company, as provided below, prior to the Expiration Time; and

•

The American Stock Transfer & Trust Company receives at its address listed on the back cover of this Offer to Purchase and within three U.S. trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and signed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the shares into the American Stock Transfer & Trust Company’s account at DTC, together with all other required documents and either a Letter of Transmittal, which has been properly completed and signed and includes all signature guarantees required, or an agent’s message.

A Notice of Guaranteed Delivery must be delivered to the American Stock Transfer & Trust Company by hand, overnight courier, facsimile transmission or mail before the Expiration Time and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

Share Incentive Plan; Share Awards. Holders of vested but unexercised options to purchase shares may exercise such options in accordance with the terms of their share option agreement, the Share Incentive Plan, and Jacada’s trading policy, and tender the shares received upon such exercise in accordance with the Offer. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their share option exercise prices, the date of their share option grants and the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by Jacada described in Section 1. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of share awards and other restricted equity interests may not tender shares or shares represented by such interests unless they are fully vested.

Return of Unpurchased Shares. The American Stock Transfer & Trust Company will return certificates for unpurchased shares promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at DTC, the American Stock Transfer & Trust Company will credit the shares to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Tendering Shareholders’ Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 for a person, either alone or acting in concert with others, to tender shares for their own account unless, at the time of tender and at the Expiration Time, the person has a “net long position”:

(i) in at least the number of shares tendered, and will deliver the shares, or cause the shares to be delivered, to us within the period specified in the Offer; or

(ii) in other securities (“Equivalent Securities”) that are immediately convertible into, exercisable for or exchangeable for at least the number of shares tendered and, upon the acceptance of the tender, will acquire the shares by conversion, exchange, or exercise of the Equivalent Securities and will deliver the shares so acquired to us within the period specified in the Offer.

The same restrictions apply to the tender or guarantee of a tender on behalf of another person. A tender of shares made by any method of delivery described in this Offer to Purchase will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer. A tender will also constitute the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4, and (ii) the tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any tenders that we determine are not in proper form or that may be unlawful for us to accept for payment. We also reserve the absolute right, in our sole discretion, to waive any defect in any tender of shares of any shareholder, whether or not similar defects are waived for other shareholders. A tender of shares will not have been made until all defects and irregularities have been cured or waived. We are not required, directly, through the Depositaries, or through any other person, to give you notification of any defects in tenders and we will not incur any liability for failure to give notification. Our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal, the Notice of Guaranteed Delivery, and the instructions thereto) will be final and binding. By tendering shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that:

•

you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all shares, other securities or distributions issued or issuable in respect of your shares); and

•

when we accept your shares for payment, we will acquire good and marketable title to your shares, free and clear of all liens, restrictions, claims and encumbrances and not subject to any adverse claims or rights.

Our acceptance of your shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Offer.

In this Offer to Purchase, and in the Letter of Transmittal, we stated that our determinations with respect to such matters as the validity of tenders, the validity of purported withdrawal of shares and the satisfaction of conditions to the Offer will be valid and binding. These statements, and any related statements that a holder tendering shares waives any right to challenge our decisions, are not intended and should not be construed as meaning that any rights under federal or state securities laws have been waived or that our decisions are not subject to applicable law. These statements are included because it is necessary for us, in order to determine if proration is needed and, if so, which shares will be accepted and which will be returned, to make decisions which are final with respect to the validity of tenders. Without this ability to make decisions, we cannot accurately determine the number of shares tendered and make decisions about such matters as proration and return of shares. Statements that determinations will be made in our sole discretion are intended to refer to our sole discretion, exercised reasonably.

Lost Certificates. If you desire to tender and have lost your share certificates, or they have been destroyed or stolen, you should follow the instructions in the Letter of Transmittal related to lost certificates. See Instruction 13 of the Letter of Transmittal.

United States Federal Income Tax Withholding. Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the American Stock Transfer & Trust Company and certifies, under penalties of perjury, that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the American Stock Transfer & Trust Company, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status. This statement is normally provided on forms W-8, typically form W-8BEN. Such statements can be obtained from the American Stock Transfer & Trust Company. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a shareholder’s U.S. federal income tax liability, provided that the required information is furnished.

Any tendering shareholder or other payee that fails to complete fully and sign the substitute Form W-9 included in the Letter of Transmittal may, or provide evidence of exemption of Form W-8 included in the Letter of Transmittal or other substitute form will, be subject to required United States backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer.

For a discussion of material United States federal income tax consequences to tendering shareholders, see Section 13.

Tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

Eligibility; Who May Tender to the Israeli Depositary. Shareholders who either hold their shares through a TASE member (“Unlisted Israeli Holders”) or who are named as holders of Jacada shares in the Register of Shareholders of Jacada in Israel (“Listed Israeli Holders”) should tender their shares to the Israeli Depositary. All other shareholders should tender to the U.S. Depositary, as described above.

Valid Tender.

•

By Unlisted Israeli Holders: in order for an Unlisted Israeli Holder to validly tender shares in the Offer to the Israeli Depositary, such Unlisted Israeli Holder must notify the Israeli Depositary, via the TASE member with which its securities deposit is managed, of its tender by delivery of an Acceptance Notice of an Unlisted Israeli Holder to the TASE member, duly signed by the Unlisted Israeli Holder or its duly authorized attorney-in-fact.

An Acceptance Notice of an Unlisted Israeli Holder must be submitted to a TASE member with which the securities deposit of the Unlisted Israeli Holder is being managed, on an Israeli business day, generally between the hours of 9:00 a.m. and 5:00 p.m., Israel time (2:00 a.m. and 10:00 a.m., New York time), during the Offer period. We recommend that you check at what times you may submit the Acceptance Notice with the TASE member with which your securities deposit is managed.

Each of the TASE members are required to deliver to the Israeli Depositary, at its address set forth on the back cover of this Offer to Purchase, on the Expiration Date, one Acceptance Notice of TASE member, representing all Acceptance Notices delivered to such TASE member by any Unlisted Israeli Holder.

If the conditions to the Offer are satisfied or, subject to applicable law, waived by us, the purchase price for the shares validly tendered in the Offer and accepted by us for payment will be transferred to the Unlisted Israeli Holder by the Israeli Depositary promptly following the Expiration Date, by crediting within seven U.S. business days following the Expiration Date the Unlisted Israeli Holder’s bank account according to the particulars given to the Israeli Depositary through the relevant TASE member.

If any condition to the Offer is not satisfied and not waived by us, or if we withdraw the Offer, we will promptly return all the Acceptance Notices to the TASE members (and through them, to the Unlisted Israeli Holders) via the Israeli Depositary.

•

By Listed Israeli Holders: in order for a Listed Israeli Holder to validly tender shares in the Offer to the Israeli Depositary, such Listed Israeli Holder must deliver, prior to 5:00 p.m., Israel time (10:00 a.m., New York time) on the Expiration Date, (1) a share certificate or share certificates representing its Jacada shares accompanied by (2) an Acceptance Notice of a Listed Holder duly signed by the Listed Holder or its duly authorized attorney-in-fact and (3) an executed share transfer deed. A Listed Israeli Holder must deliver the share certificate(s), share transfer deed and the accompanying Acceptance Notice of Listed Israeli Holder to the Israeli Depositary at its address set forth on the back cover of this Offer to Purchase. Delivery of the documents described above to the Israeli Depositary will be made against a certificate of receipt given by the Israeli Depositary during normal business hours.

The Israeli Depositary will hold all documents delivered to it by Listed Israeli Holders as trustee until the Expiration Date.

If the conditions to the Offer are satisfied or, subject to applicable law, waived by us, the purchase price for the shares validly tendered in the Offer and accepted by us for payment will be transferred to a Listed Israeli Holder by the Israeli Depositary promptly following the Expiration Date, by crediting within seven U.S. business days following the Expiration Date the Listed Israeli Holder’s bank account according to the particulars delivered to the Israeli Depositary.

If any condition to the Offer is not satisfied prior to the completion of the Offer and not waived by us, or if we withdraw the Offer, we will promptly return to the Listed Israeli Holders, via the Israeli Depositary, all the Acceptance Notices, share certificates and other documentation attached to the Acceptance Notices delivered by the respective Listed Israeli Holders.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any tenders that we determine are not in proper form or that may be unlawful for us to accept for payment. We also reserve the absolute right, in our sole discretion, to waive any defect in any tender of shares of any shareholder, whether or not similar defects are waived for other shareholders. A tender of shares will not have been made until all defects and irregularities have been cured or waived. We are not required, directly, through the Depositaries, or through any other person, to give you notification of any defects in tenders and we will not incur any liability for failure to give notification. Our interpretation of the terms of, and conditions to, the Offer (including the Letter of Transmittal) will be final and binding. By tendering shares to us you agree to accept all decisions we make concerning these matters and waive any right you might otherwise have to challenge those decisions.

If you tender your shares pursuant to any of the procedures described above, it will constitute your acceptance of the terms of, and conditions to, the Offer, as well as your representation and warranty to us that:

•

you have the full power and authority to tender, sell, assign and transfer the tendered shares (and any and all shares, other securities or distributions issued or issuable in respect of your shares); and

•

when we accept your shares for payment, we will acquire good and marketable title to your shares, free and clear of all liens, restrictions, claims and encumbrances and not subject to any adverse claims or rights.

Our acceptance of your shares pursuant to any of the procedures described above will constitute a binding agreement between you and us upon the terms of, and subject to the conditions to, the Offer.

In this Offer to Purchase, and in the Letter of Transmittal, we stated that our determinations with respect to such matters as the validity of tenders, the validity of purported withdrawal of shares and the satisfaction of conditions to the Offer will be valid and binding. These statements, and any related statements that a holder tendering shares waives any right to challenge our decisions, are not intended and should not be construed as meaning that any rights under applicable securities laws have been waived or that our decisions are not subject to applicable law. These statements are included because it is necessary for us, in order to determine if proration is needed and, if so, which shares will be accepted and which will be returned, to make decisions which are final with respect to the validity of tenders. Without this ability to make decisions, we cannot accurately determine the number of shares tendered and make decisions about such matters as proration and return of shares. Statements that determinations will be made in our sole discretion are intended to refer to our sole discretion, exercised reasonably.

4. Withdrawal Rights

Except as this Section 4 otherwise provides, tenders of shares are irrevocable. You may withdraw shares that you have previously tendered in the Offer according to the procedures described below at any time prior to the Expiration Time for all shares. You may also withdraw your previously tendered shares at any time after 40 U.S. business days from the date of the commencement of the Offer, unless such shares have been accepted for payment as provided in the Offer.

Withdrawal procedure for tenders to American Stock Transfer & Trust Company, our U.S. Depositary

If you tendered your shares to the U.S. Depositary, for a withdrawal to be effective, a written notice of withdrawal must:

•	be received in a timely manner by the American Stock Transfer & Trust Company at its address listed on the back cover of this Offer to Purchase; and

•

specify the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares.

If certificates for shares have been delivered or otherwise identified to the American Stock Transfer & Trust Company, then, prior to the physical release of those certificates, the serial numbers shown on those certificates must be submitted to the American Stock Transfer & Trust Company and, unless an eligible institution has tendered those shares, an eligible institution must guarantee the signatures on the notice of withdrawal.

If a shareholder has used more than one Letter of Transmittal or has otherwise tendered shares in more than one group of shares, the shareholder may withdraw shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If shares have been delivered in accordance with the procedures for book-entry transfer described in Section 3, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn shares and otherwise comply with DTC’s procedures.

Withdrawals of tenders of shares may not be rescinded and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law. Our determination will be final and binding on all parties. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any notices of withdrawal of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. Neither Jacada, the American Stock Transfer & Trust Company, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

If we extend the Offer, are delayed in our purchase of shares, or are unable to purchase shares in the Offer as a result of the occurrence of a condition disclosed in Section 6, then, without prejudice to our rights in the Offer, the American Stock Transfer & Trust Company may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

Withdrawal procedure for tenders to Clal Finance Batucha Investment Management Ltd., our Israeli Depositary

If you tendered your shares to the Israeli Depositary, you may withdraw your shares as follows:

•

if you are an Unlisted Israeli Holder, you may withdraw your shares at any time prior to the Expiration Time (12:00 midnight, Israel time (5:00 p.m., New York time) on September 15, 2008), by delivering to the TASE member to which you delivered your Acceptance Notice, a copy of the Acceptance Notice of an Unlisted Israeli Holder which was delivered by you, marked “Acceptance Notice Cancelled” and accompanied by the date and time of delivery of your Acceptance Notice to the TASE member, and your signature or the signature of your duly authorized attorney-in-fact; and

•

if you are a Listed Israeli Holder, you may withdraw your shares by delivering to the Israeli Depositary a copy of the Acceptance Notice of a Listed Israeli Holder which was delivered by you, marked “Acceptance Notice Cancelled,” accompanied by the date and time of delivery of your Acceptance Notice to the Israeli Depositary, and your signature or the signature of your duly authorized attorney-in-fact, and by returning the certificate of receipt to the Israeli Depositary. Promptly thereafter, the Israeli Depositary will return to you the share certificate(s), share transfer deed and Acceptance Notice delivered to the Israeli Depositary by you. Withdrawal of an Acceptance Notice by a Listed Israeli Holder may only be performed by delivering the cancelled Acceptance Notice to the Israeli Depositary at its address set forth on the back cover of this Offer to Purchase, at any time prior to 12:00 midnight, Israel time (5:00 p.m., New York time), on the Expiration Date.

Withdrawals of tenders of shares may not be rescinded and any shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn shares may be re-tendered at any time prior to the Expiration Time by again following one of the procedures described in Section 3.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us, in our sole discretion, subject to applicable law. Our determination will be final and binding on all parties. We also reserve the absolute right, in our sole discretion, to waive any defect or irregularity in any notices of withdrawal of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. Neither Jacada, the Israeli Depositary, the Information Agent, our Israeli legal counsel nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Purchase of Shares and Payment of Purchase Price

In accordance with Israeli law, in order to secure the payment for the shares tendered in the Offer, the Israeli Depositary, which is a TASE member, has agreed to guarantee our obligation to pay for the shares tendered and accepted by us for payment pursuant to the Offer. To secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and will deposit, four (4) Israeli trading days prior to the Expiration Date, cash into an escrow account in an amount sufficient to pay for the maximum number of shares that we are offering to purchase in the Offer.

Subject to the terms and conditions of the Offer, promptly after the Expiration Time, we will (i) determine a single per share purchase price, and (ii) accept for payment and pay for shares in an aggregate amount of up to 4,000,000. We will pay the same purchase price for all shares and will accept and pay for shares only if they are properly tendered at a price at or below the purchase price determined by us and not properly withdrawn before the Expiration Time.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the proration provision of this Offer, shares that are properly tendered at or below the purchase price selected by us and not properly withdrawn only when, as and if we give oral or written notice to the American Stock Transfer & Trust Company of our acceptance of the shares for payment pursuant to the Offer.

Subject to the terms and conditions of the Offer, we will accept for payment and pay the per share purchase price for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the American Stock Transfer & Trust Company of:

•	certificates for shares or a timely book-entry confirmation of the deposit of shares into the American Stock Transfer & Trust Company’s account at DTC;

•	a properly completed and signed Letter of Transmittal (or, in the case of a book-entry transfer, an agent’s message); and

•	any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the American Stock Transfer & Trust Company, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

If proration of tendered shares is required, because of the difficulty of determining the precise number of shares properly tendered and not withdrawn, we may not be able to announce the final results of proration or pay for any shares until seven U.S. business days after the Expiration Time. Unless a shareholder specifies otherwise in the Letter of Transmittal, certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.

All shareholders tendering their shares to either the U.S. Depositary or the Israeli Depositary will be paid solely in U.S. dollars.

We will pay all share transfer taxes, if any, payable on the shares purchased pursuant to the Offer. If, however, (i) a registered holder requests that we pay the purchase price to someone other than, or unpurchased shares be registered in the name of someone other than, the registered holder, or (ii) tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, then the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), will be deducted from the purchase price unless satisfactory evidence of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.

Please note that under the “Backup Withholding” provisions of U.S. federal income tax law, the U.S. Depositary may be required to withhold, at applicable rates (currently 28%), on amounts received by a tendering shareholder or other payee pursuant to the offer. To prevent such withholding from the purchase price received for shares tendered in the Offer to the U.S. Depositary, each tendering shareholder who does not otherwise establish an exemption from such withholding (typically this exemption is established by providing form W-8), must properly complete the Substitute Form W-9 included in the Letter of Transmittal. See Section 3. Also see Section 13 regarding U.S. federal income tax consequences for foreign shareholders.

Also, under the “withholding tax” provisions of Israeli income tax law, the gross proceeds payable to a tendering shareholder in the Offer generally will be subject to Israeli withholding tax at a rate of 20% of the shareholder’s gain on such sale. We are seeking an approval from the Israeli Tax Authority with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of shares in the Offer. Should such approval be obtained by us, certain qualifying shareholders who will comply with the instructions and complete and sign the attached “Declaration of Status for Israeli Income Tax Purposes”, will not be subject to Israeli withholding tax. See Sections 3 and 13 for who may complete the Declaration Form.

6. Conditions of the Tender Offer

Notwithstanding any other provision of the Offer but subject to Rule 13e-4(f)(5), we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, if any of the events set forth below occur prior to the Expiration Time and we reasonably conclude that it is inadvisable to proceed with the Offer or with acceptance for payment:

(1) At any time on or after commencement of the Offer and prior to the Expiration Date, any “legal event” shall have occurred, which we did not know and could not have known of, and we did not foresee and could not have foreseen, in each case, on the date of this Offer to Purchase, and such “legal event” would cause the terms of the Offer as result of such “legal event” to become materially different from the terms which a reasonable offeror would have proposed had it known of such “legal event” on the date of this Offer to Purchase;

For purposes of the paragraph (1) above, a “legal event” means:

•

any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign; or

•	any action or proceeding instituted or pending by any governmental entity or third party before a court or other authority of competent jurisdiction, domestic or foreign.

(2) At least one Israeli business day prior to the Expiration Date, we shall not have obtained any approvals, licenses, permits or consents of any competent authority or any other approval, which is required under applicable law in order to purchase the shares pursuant to the Offer (see Section 12). This includes that any U.S. or Israeli governmental, administrative or regulatory authority or agency has imposed, or has sought to impose, a requirement as to the terms of, or the disclosure with respect to, the offer, the compliance with which would (1) result in unreasonable cost or expense to us, (2) require unreasonable commercial efforts by us, or (3) otherwise would prohibit consummation of the offer or prevent consummation thereof within the time periods prescribed by applicable law.

The foregoing conditions may be asserted by us regardless of the circumstances giving rise to any such conditions and, subject to applicable law, may be waived by us in whole or in part at any time and from time to time until the Expiration Date, in the exercise of our reasonable judgment. You should be aware that under Israeli law we may not waive the condition set forth in paragraph 2 above.

Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Expiration Date. Any determination by us concerning any condition described in this Section 6 shall be final and binding on all parties. A public announcement may be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares not theretofore accepted for payment shall promptly be returned by the Depositaries to the tendering shareholders.

Rule 13e-4(f)(5) requires that we either pay the consideration offered or return tendered securities promptly after the termination or withdrawal of the tender offer, regardless of whether any shares have theretofore been accepted for payment.

All the foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition or may be waived by us in whole or in part at any time and from time to time prior to the expiration of the Offer in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time. Any determination by us concerning the events described in this Section 6 will be final and binding upon all parties.

7. Price Range of the Shares

Our shares are traded on Nasdaq and on the TASE both under the symbol “JCDA” (or its Hebrew equivalent). Jacada shares commenced trading on Nasdaq in October 1999 and on the TASE in June 2001. The following table sets forth, for each of the periods indicated, the high and low closing prices per share as reported by Nasdaq and the TASE as reported based on published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS.

	NASDAQ NATIONAL MARKET		TEL AVIV STOCK EXCHANGE
	HIGH	LOW	HIGH	LOW
FISCAL 2006
First Quarter	$2.98	$2.43	NIS13.85	NIS11.34
Second Quarter	$3.10	$2.25	NIS14.01	NIS10.44
Third Quarter	$2.63	$2.10	NIS11.33	NIS 9.56
Fourth Quarter	$2.78	$2.06	NIS11.82	NIS 9.84

FISCAL 2007
First Quarter	$3.40	$2.46	NIS13.89	NIS10.55
Second Quarter	$3.98	$3.12	NIS15.36	NIS13.15
Third Quarter	$4.34	$3.10	NIS 16.3	NIS14.21
Fourth Quarter	$4.27	$3.56	NIS17.13	NIS13.55

FISCAL 2008
First Quarter	$4.07	$2.76	NIS14.99	NIS10.32
Second Quarter	$3.97	$3.06	NIS 4.10	NIS11.02
Third Quarter (through August 13, 2008)	$3.70	$3.18	NIS13.12	NIS11.28

The following table sets forth, for each of the months indicated, the high and low closing sale price per share on Nasdaq and the TASE as reported in published financial sources. All share prices on Nasdaq are reported in U.S. dollars and all share prices on the TASE are reported in NIS.

	NASDAQ NATIONAL MARKET		TEL AVIV STOCK EXCHANGE
	HIGH	LOW	HIGH	LOW
August 2007	$3.75	$3.10	NIS 15.41	NIS 14.21
September 2007	$4.34	$3.55	NIS 16.30	NIS 14.80
October 2007	$4.27	$3.8	NIS 17.13	NIS 16.39
November 2007	$4.15	$3.56	NIS 16.78	NIS 15.19
December 2007	$4.15	$3.59	NIS 16.00	NIS 13.55
January 2008	$4.07	$3.44	NIS 14.99	NIS 13.24
February 2008	$3.87	$3.29	NIS 13.24	NIS 11.98
March 2008	$3.49	$2.76	NIS 12.50	NIS 10.32
April 2008	$3.58	$3.06	NIS 12.50	NIS 11.02
May 2008	$3.74	$3.19	NIS 12.59	NIS 11.75
June 2008	$3.97	$3.42	NIS 14.10	NIS 11.75
July 2008	$3.78	$3.17	NIS 12.66	NIS 11.28

The average closing sale price for Jacada’s shares on the TASE during the six months prior to the date of this Offer to Purchase, i.e., between February 1, 2008 and July 31, 2008, was NIS 12.11 ($3.37 based on an exchange rate of NIS 3.594 per U.S. dollar as of August 13, 2008) per share, which constitutes 96% of the lower end of the price range under this Offer. The average closing sale price for Jacada’s shares on Nasdaq during the six months prior to the date of this Offer to Purchase, i.e., between February 1, 2008 and July 31, 2008, was $3.45 per share, which constitutes 99% of the lower end of the price range under this Offer.

On August 13, 2008, the last full trading day prior to the commencement of the Offer, the closing sale price per share as reported on Nasdaq was $3.70, which constitutes 105.71% of the lower end of the price range under this Offer. On August 13, 2008, the last full trading day prior to the commencement of the Offer, the closing sale price per share as reported on the TASE was NIS 12.72 ($3.54 based on an exchange rate of NIS 3.594 per U.S. dollar as of such date), which constitutes 101.14% the lower end of the price range under this Offer.

8. Source and Amount of Funds

Assuming that the Offer is fully subscribed, the aggregate purchase price will be approximately $16 million. We anticipate that we will pay for the shares tendered in the Offer, as well as paying related fees and expenses, from our cash, cash equivalents and marketable securities.

We will utilize a portion of our existing cash in connection with the Offer and, as a result, will have reduced liquidity. Reduced liquidity could have certain material adverse effects on us, including, but not limited to, the following: (i) our available liquidity in the future for acquisitions, working capital, capital expenditures, and general corporate or other purposes could be impaired, and additional financing may not be available on terms acceptable to us; (ii) our ability to withstand competitive pressures may be decreased; and (iii) our reduced level of liquidity may make us more vulnerable to economic downturns, and reduce our flexibility in responding to changing business, regulatory and economic conditions.

In accordance with Israeli law, in order to secure the payment for the shares tendered in the Offer, the Israeli Depositary, who is a member of the TASE, has agreed to guarantee our obligation to pay for the Jacada shares. In addition, to secure this guarantee, we have engaged the Israeli Depositary to act as an escrow agent and will deposit, four (4) Israeli trading days prior to the Expiration Date, cash into an escrow account in an amount sufficient to pay for the maximum number of shares that we are offering to purchase in the Offer.

After the Offer is completed, we believe that our anticipated financial condition, cash flow from operations and access to capital will continue to provide us with adequate financial resources to meet our working capital requirements and to fund capital expenditures as well as to engage in strategic activities.

9. Information About Jacada Ltd.

Our legal and commercial name is Jacada Ltd. We were incorporated under the laws of the State of Israel in December 1990 as a limited liability company. On August 9, 1999 we changed our name from Client/Server Technology Ltd. to Jacada Ltd.

Since October 1999, our Ordinary Shares have been quoted on the Nasdaq National Market under the symbol “JCDA.” In addition, our Ordinary Shares have been quoted on the Tel Aviv Stock Exchange under the same symbol or its Hebrew equivalent since June 18, 2001. We develop, market and support unified service desktop and process optimization solutions that simplify and automate customer service processes. By bridging disconnected systems into a single, “intelligent” workspace, our solutions create greater operational efficiency and increase agent and customer satisfaction. Our traditional market products enable businesses to Web-enable, modernize and integrate their existing software applications to better serve the needs of their users, customers and partners. Our customer service and support products, Jacada Fusion and Jacada WorkSpace, introduced in

May 2004 and September 2005, respectively, target organizations that struggle to reduce operational costs and deliver high quality customer service due to the complexity of the customer service representative’s desktop. Our solutions provide our customers with a simplified interaction designed to improve the efficiency of the user and the experience of the user’s customer.

In January 2008 we sold the intellectual property and related customer contracts associated with the following Jacada products: Jacada Interface Server and Jacada Integrator, also known as Jacada HostFuse, Jacada Studio, Jacada Innovator and Jacada Terminal Emulator in consideration for $26 million in cash. These activities associated with these products comprised our application modernization and legacy integration business, which we refer to as our traditional or legacy business. Under the terms of the transaction we retained the right to develop, market, sell and support Jacada Interface Server and Jacada HostFuse in support of our customer service and support business.

Typical users of the Jacada Fusion or Jacada WorkSpace products and services are medium to large businesses with inbound contact centers that typically have in excess of 100 agents (customer service representatives). Some of the companies that have purchased Jacada Fusion and Jacada WorkSpace products include Vodafone, West Telemarketing, Cox Communications, Capita Business Services, Lillian Vernon, Quelle Contact Vertrieb, Embratel—Empresa Brasileira de Telecomunicações, Omnium Worldwide, Harrah’s Entertainment, Central Hudson Gas & Electric, Station Casinos and O2 UK.

Other than the sale of our legacy business as described in this Item 9 above, we have made no divestitures during the same time period. In addition, we are not currently engaged in a capital divestiture and our current capital expenditures are for computers, software and peripheral equipment. These capital expenditures are financed with our internal cash resources.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act applicable to foreign private issuers, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed an Issuer Offer Statement on Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

According to Chapter E’3 of the Israeli Securities Law and regulations promulgated thereunder, Jacada is required to file with the ISA and the TASE any document it is required to file or that it has furnished or made public to its investors in accordance with U.S. law and any other information that it receives from its shareholders regarding their holdings in Jacada, and which was furnished or that has to be furnished, according to U.S. law, to Jacada’s shareholders. Such filings, if filed on or after November 27, 2000, are available on the TASE’s website, and, if filed on or after November 5, 2003, are also available on the ISA’s website (http://www.magna.isa.gov.il).

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

SEC Filings	Period or Date Filed or Submitted
Annual Report on Form 20-F	Fiscal year ended December 31, 2007, filed June 17, 2008

Current Reports on Form 6-K	Submitted May 15, 2008 and August 14, 2008

Any statement contained in a document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent such statement is modified or superseded in this Offer to Purchase. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You may request free copies of these filings by writing or telephoning us at the following address: Jacada Ltd., Attention: Tzvia Broida, Chief Financial Officer, 11 Galgalei Haplada Street, Herzliya 46722 Israel; (972) 9-952-5900. You may also review and/or download free copies of our Annual Report on Form 20-F at our website at http://www.jacada.com. We are not incorporating the contents of our website into this Offer to Purchase and information contained on our website is not part of this Offer.

In addition, we may file an amendment to the Schedule TO to incorporate by reference into this Offer to Purchase any documents and reports we file with the SEC pursuant to the Exchange Act subsequent to the date of this Offer to Purchase and prior to the Expiration Date.

10. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares

As of August 12, 2008, there were 20,858,098 of our Ordinary Shares issued and outstanding. The 4,000,000 Ordinary Shares we are offering to purchase represent approximately 19.17% of the total number of our issued and outstanding Ordinary Shares as of August 12, 2008. Out of these 20,858,098 shares, 592,480 shares were repurchased by us under our repurchase program, announced in February 2008. The weighted average sale price of the shares under our repurchase plan is $3.664. Such shares are held by us as treasury shares. Under Israeli law, these shares are deemed to be issued but may not confer any rights on us as their holder, including voting rights. Accordingly, the shares being purchased in the Offer represent a slightly higher percentage of the voting power of Jacada than of the issued and outstanding shares of Jacada.

As of August 12, 2008, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of approximately 5,171,561 shares, representing approximately 23.74% of the total number of outstanding shares.

Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. Accordingly, assuming we purchase 4,000,000 shares in the Offer, and assuming no director or executive officer tenders any shares in the Offer, the Offer will increase the proportional holdings of our directors and executive officers to approximately 29.09%. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their shares in open market transactions at prices that may or may not be more favorable than the purchase price to be paid to our shareholders in the Offer.

The following table sets forth certain information regarding ownership of our Ordinary Shares as of August 12, 2008, by all directors and executive officers of Jacada as a group, based on filings made with the SEC. For each listed person, shares beneficially owned and percentage ownership take into account shares issuable upon exercise of securities exercisable within 60 days of the date hereof. Other then Gideon Hollander, Yossie Hollander and Paul O’Callaghan, whose shareholdings are described below, none of our officers and directors owns in excess of 1% of our outstanding Ordinary Shares. Unless otherwise indicated, the address of each person listed is c/o Jacada Ltd., 11 Galgalei Haplada Street, Herzliya 46722, Israel.

	As of August 12, 2008
	Number of Shares Owned	Percentage of Shares (Issued and Outstanding)	Percentage of Shares (Fully diluted basis)
Yossie Hollander (1)(2)	2,244,010	10.97%	9.54%
Gideon Hollander (1)(3)	2,139,987	10.25%	9.14%
Paul O’Callaghan (4)	225,000	1.10%	2.52%
Officers and directors as a group (11 persons)	5,171,561	23.74%	24.69%

(1)	Member of the Company’s Board of Directors.
(2)	Based on a Directors and Officers Questionnaire submitted to us by Mr. Hollander. Represents 1,301,280 ordinary shares owned individually by Mr. Hollander, 302,670 ordinary shares owned by Mr. Hollander’s spouse and 500,060 ordinary shares owned individually by Dana Hollander Settlement 1991, LLC, a Nevada limited liability company, as to which Mr. Hollander is an income beneficiary of a trust holding a 99% membership interest therein. Includes 140,000 ordinary shares issuable pursuant to options held by Mr. Hollander, which are exercisable within 60 days of the date hereof. Does not include 480,000 ordinary shares owned by Mr. Hollander’ mother as Mr. Hollander disclaims beneficial ownership of such shares and an aggregate of 1,549,600 ordinary shares owned indirectly by various trusts, as equity holders of certain foreign entities, as to which Mr. Hollander and/or his children, as beneficiaries of such trusts, may be deemed to have interests. Any such interest would be in an indeterminable number of the ordinary shares owned indirectly by such trusts. Mr. Hollander disclaims beneficial ownership of any ordinary shares so held by such trusts. We make no representation as to the accuracy or completeness of the information reported. The address of Mr. Hollander is 400 Perimeter Center Terrace, Suite 100, Atlanta, Georgia 30346.
(3)	Based on a Schedule 13G filed with the Commission on February 14, 2007. Represents 1,564,987 ordinary shares owned individually by Mr. Hollander, and 575,000 ordinary shares issuable pursuant to options held by Mr. Hollander, which are exercisable within 60 days of the date hereof. Does not include 480,000 ordinary shares owned by Mr. Hollander’ mother as Mr. Hollander disclaims beneficial ownership of such shares. We make no representation as to the accuracy or completeness of the information reported. The address of Mr. Hollander is 11 Galgalei Haplada Street, Herzliya, 46722, Israel.
(4)	The shares listed represent shares issuable upon exercise of options vested within 60 days of this Offer to Purchase.

Recent Securities Transactions

In February 2008, our Board of Directors approved a program for the repurchase of our Ordinary Shares for an aggregate amount in cash of up to $10 million, at a price per ordinary share to be determined from time to time by Gideon Hollander. As of August 12, 2008, 592,480 shares were repurchased by us under the repurchase program. The weighted average sale price of the shares so purchased is $3.664. Such shares are held by us as treasury shares. Under Israeli law, these shares are deemed to be issued but may not confer any rights on us as their holder, including voting rights. Accordingly, the shares being purchased in the Offer represent a slightly higher percentage of the voting power of Jacada than of the issued and outstanding shares of Jacada. Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we nor, to the best of our knowledge, any of our affiliates, directors, executive officers or any director or executive officer of our subsidiaries, have effected any transactions in our Ordinary Shares during the 60 days before the date of this Offer to Purchase.

Additional Information

The name, business address, present principal occupation and material positions held during the past five years of each of our executive officers, directors and other “senior office holders” (as such term is defined under the Israeli Securities Law) set forth in our Annual Report on Form 20-F for the fiscal year ended December 31, 2007, as filed with the SEC on June 17, 2008, are incorporated by reference.

Arrangements With Others Concerning Our Securities

Except for outstanding options to purchase shares granted to certain employees (including executive officers) and except as otherwise described in this Offer to Purchase, neither we nor, to our knowledge, any of our directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Equity Based Compensation

From time to time, we grant our employees and directors options to purchase our shares pursuant to our share option plans. We currently maintain three option plans, the 1996 Share Option Plan, the 1999 Share Option Plan and the 2003 Share Option Plan. The purpose of our option plans is to afford an incentive to officers, directors, employees and consultants of ours, or any of our subsidiaries, to acquire a proprietary interest in us, to continue as officers, directors, employees and consultants, to increase their efforts on behalf of us and to promote the success of our business.

As of July 31, 2008 we had 1,344,159 Ordinary Shares available for future grants under these option plans to be granted to officers, directors, employees and consultants. As of July 31, 2008, options to purchase 3,520,941 Ordinary Shares were outstanding under the option plans. As of July 31, 2008, the weighted average exercise price of options outstanding under our option plans is $3.31. Our option plans are administered by our Board of Directors and the options committee of our Board of Directors. Under the option plans, options to purchase our Ordinary Shares may be granted to officers, directors, employees or consultants. In addition, pursuant to the option plans, the exercise price of options shall be determined by our Board of Directors or our options committee but may not be less than the par value of the Ordinary Shares and is typically the fair market value on the date of grant. The vesting schedule of the options is also determined by our Board of Directors or our options committee but generally the options vest over a four year period. Generally, options granted under the option plans are exercisable until seven to ten years from the date of the grant. The 1996 Share Option Plan expired on December 31, 2005. The 1999 Share Option Plan and the 2003 Share Option Plan will expire on December 31, 2009 and December 31, 2012, respectively.

11. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act

The purchase by us of shares in the Offer will reduce the number of shares that might otherwise be traded publicly and is likely to reduce the number of shareholders. As a result, trading of a relatively small volume of the shares after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer.

We believe that there will be a sufficient number of shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq, we do not believe that our purchase of shares in the Offer will cause the remaining outstanding shares to be delisted from Nasdaq. The Offer is conditioned upon there not being any reasonable likelihood, in our reasonable judgment, that the consummation of the Offer and the purchase of shares will cause the shares to be delisted from Nasdaq. See Section 6.

The shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. We believe that, following the purchase of shares in the Offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the SEC. Under the Exchange Act, our shares are eligible for deregistration such that we would no longer be obligated to file reports with the SEC if, among other things, the shares are held “of record” by fewer than 300 persons. For these purposes, “of record” includes registered holders plus certain categories of other persons, including participants in a depositary such as DTC. However, since there are already less than 300 holders of record of our shares, the Offer will not cause such class of securities to be held of record by less than 300 persons and therefore, consummation of our Offer will not trigger our ability to deregister. Registration under the Exchange Act remains a condition to Nasdaq listing and we have no current intention of making application for deregistration of our shares.

12. Legal Matters; Regulatory Approvals

Being a dual listed company or a company whose shares are listed for trading on Nasdaq and the TASE, we must comply with securities laws in Israel. In addition, this Offer entails various tax aspects to U.S. shareholders as well as Israeli shareholders. Provided below is a description of the regulatory approvals we applied for in connection with the Offer.

Beginning in July 2008 through the date of this Offer to Purchase, we continued with preparations in order to enable us to commence the Offer. In addition, we, with the assistance of Israeli legal counsel, applied to the ISA for relief from certain provisions of the U.S. and Israeli securities laws to enable us to structure a tender offer that would comply with applicable law and regulations in both the U.S. and Israel. We also have approached the Israeli Tax Authorities (the “ITA”), to obtain an approval with respect to the Israeli withholding tax obligations, exemptions, and withholding tax rates applicable to the Offer.

The Israeli Securities Authority. Pursuant to the Israeli Securities Law, if the ISA, including an employee it authorized for that purpose, determines that this Offer to Purchase and related materials do not contain all the information that the ISA believes is important for a reasonable offeree, or that this Offer to Purchase and related materials do not comply with the provisions of the Israeli Securities Law, the ISA may direct, during the period in which the Offer is open, that the Expiration Date be postponed, and the ISA may direct, after having given us appropriate opportunity for a fair hearing before it, that an amendment to this Offer to Purchase and related materials be published within one Israeli business day (unless it stipulates another time), or that an amended Offer to Purchase and related materials should be provided in the form and manner it directs. The ISA may order the postponement of the Expiration Date, if it sees fit to do so, for the protection of the interests of the offerees. On August 12, 2008, we received the exemptive relief that we requested from the ISA.

The U.S. Securities and Exchange Commission. The SEC may or may not review and comment on this Offer to Purchase and related documents. However, the Offer has not been approved or disapproved by the SEC (or, for that matter, any state securities commission or the ISA), nor has the SEC (or any state securities commission or the ISA) passed upon the fairness or merits of the offer or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

General. In addition, we must receive any necessary material approval, permit, authorization or consent of any U.S., Israeli or other governmental, administrative or regulatory agency (federal, state, local, provincial or otherwise) prior to the Expiration Date. Except as set forth above, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of shares by us as contemplated by the Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action where practicable within the time period contemplated by the Offer. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business or financial condition. Our obligations under the Offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13. Material U.S. Federal Income Tax and Israeli Income Tax Considerations

Certain Material U.S. Federal Income Tax Considerations.

The following describes certain material U.S. federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the U.S. Internal Revenue Code, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein, and could be made on a retroactive basis.

This discussion deals only with shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the U.S. dollar, insurance companies, tax-exempt organizations or persons who hold shares as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle or partnerships or other pass-through entities). In particular, different rules, which are not discussed in this Offer, may apply to shares acquired as compensation (including shares acquired upon the exercise of employee share options or otherwise as compensation). This discussion does not address the State, local or non-U.S. tax consequences of participating in the Offer. Holders of shares should consult their tax advisors as to the particular consequences to them of participation in the Offer. If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) beneficially owns shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Holders of shares that are partnerships and partners in such partnerships should consult their own tax advisors.

As used herein, a “U.S. Holder” means a beneficial holder of shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or entity treated as a corporation for U.S. federal income tax purposes organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust if a court within the United States can exercise primary supervision of the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust.

Holders of shares that are not U.S. Holders (“Non-U.S. Holders”) should consult their tax advisors regarding the U.S. federal income tax consequences, Israeli income tax consequences, and any other applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable Israeli and U.S. withholding rules and the potential for obtaining a refund of all or a portion of any tax withheld.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230 AND ANY OTHER DISCLOSURE REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT (I) ANY U.S. FEDERAL TAX ADVICE CONTAINED IN THIS DOCUMENT (INCLUDING ANY ATTACHMENT) IS NOT INTENDED OR WRITTEN BY US TO BE USED, AND CANNOT BE USED BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING TAX PENALTIES UNDER THE INTERNAL REVENUE CODE; (II) SUCH ADVICE WAS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (III) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Non-Participation in the Tender Offer. U.S. Holders that do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Tender Offer. An exchange of shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the shares or as receiving a dividend distribution from us. The determination of whether this transaction is taxable as a capital transaction or as a dividend is made under Code section 302, discussed below. In addition, if we are determined to be a “Passive Foreign Investment Company”, this may have an impact on how the transaction is taxed to a U.S. Holder, unless certain elections are made. See discussion of “Passive Foreign Investment Company Status” below.

Classification of Transaction as Dividend or Sale or Exchange. Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning our Ordinary Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and any of our Ordinary Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of shares for cash will be viewed as a substantially disproportionate redemption with respect to a U.S. Holder if the percentage of the then-outstanding shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the shares owned by such U.S. Holder in us immediately before the exchange. If an exchange of shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of shares for cash that results in any reduction of the proportionate equity interest in us of a U.S. Holder with a relative equity interest in us that is minimal and that does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Such gain may be taxable at a preferential rate of 15% for certain U.S. holders, subject to the PFIC discussion below. Capital losses are subject to significant limitations.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such shares. To the extent that cash received in exchange for shares is treated as a dividend to a corporate U.S. Holder, it will not be eligible for a dividends-received deduction. For certain non-corporate U.S. Holders, subject to the discussion below under “Passive Foreign Investment Company treatment”, for taxable years before January 1, 2011, a dividend paid by us to certain shareholders will be taxed at the preferential tax rates applicable to long-term capital gains if (a) we are a “qualified foreign corporation” (as defined below), (b) the U.S. Holder receiving such dividend is an individual, estate, or trust and (c) such dividend is paid on our shares that have been held by such U.S. Holder for more than 60 days during the 120-day period beginning 60 days before the “ex-dividend date” (i.e., the first date that a purchaser of such share will not be entitled to receive such dividend). Generally, we may be considered a “qualified foreign corporation” (a “QFC”) if we are eligible for the benefits of a comprehensive income tax treaty with the United States which includes an information exchange program that the IRS determines is satisfactory. However, even if we are so eligible, we will not be treated as a QFC if we were a PFIC for the taxable year during which we paid a dividend or for the preceding taxable year. See the discussion below as to PFIC status.

Subject to the PFIC discussion below, to the extent that amounts received pursuant to the Offer that are treated as dividends exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the shares tendered will be added to any remaining shares held by such U.S. Holder. If the U.S. Holder has no remaining shares, the basis in the shares tendered could be lost.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of U.S. withholding and backup withholding.

Passive Foreign Investment Company (“PFIC”) Status. We do not believe that we should be treated as a PFIC for any tax year through and including the tax year ended December 31, 2007. We have not determined the possibility of PFIC status in 2008 but it is possible, depending on various factors such as our cash position at the end of each quarter, that we will be PFIC in 2008. As explained below, if we are determined to be a PFIC for the year 2008, the sale or exchange of our shares may have less advantageous tax consequences to a U.S. Holder compared to if we are not a PFIC, unless such U.S. Holder makes certain elections which may also have certain tax consequences, as described below. As explained below, if we are determined to be a PFIC, we will provide you with the required information necessary to make such elections for any year, if any, in which we are a PFIC.

Generally, a non-United States corporation is treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes if either (i) 75% or more of its gross income (including the pro rata gross income of any company (United States or non-United States) in which such corporation is considered to own 25% or more of the stock by value) for the taxable year is passive income, generally referred to as the “income test,” or (ii) 50% or more of the average value of its assets (including the pro rata value of the assets of any company in which such corporation is considered to own 25% or more of the stock by value) during the taxable year, measured at the end of each quarter, produce or are held for the production of passive income in the taxable year, generally referred to as the “asset test”.

We do not believe that we should be treated as a PFIC for any tax year through and including the tax year ended December 31, 2007. However, the statutory provisions, legislative history and administrative pronouncements with respect to the principles under which the asset test is to be implemented leave unanswered a number of questions pertaining to the application of the asset test to us. In addition, there are circumstances both in our control and out of our control that may affect our status as a PFIC. Sale of non-passive assets in exchange for passive assets (such as cash) may increase the chance of the assets test applying to us. Fluctuation in the market price in our shares may also impact this test. While we will attempt to manage our business so as to avoid PFIC status, to the extent consistent with its other business goals, we cannot predict whether our business plans will allow us to avoid PFIC status or whether our business plans will change in a manner that affects our PFIC determination. We have not determined the possibility of PFIC status in 2008 but it is possible, depending on various factors such as our cash position at the end of each quarter, that we will be PFIC in 2008. In view of this uncertainty, U.S. holders are urged to consult their tax advisors for guidance and consider whether they should make a “QEF election” or “mark-to-market” election as described below.

If we were deemed to be a PFIC for any taxable year during which a U.S. Holder held our Ordinary Shares and such holder failed to make either a “QEF election” or a “mark-to-market election” (each as described below):

•	gain recognized by the U.S. Holder upon the disposition of, as well as income recognized upon receiving certain dividends on, our Ordinary Shares would be taxable as ordinary income;

•	the U.S. Holder would be required to allocate such dividend income and/or disposition gain ratably over such holder’s entire holding period in our Ordinary Shares;

•

the amount allocated to each year other than the year of the dividend payment or disposition would be subject to tax at the highest individual or corporate tax rate, as applicable, and an interest charge would be imposed with respect to the resulting tax liability;

•	the U.S. Holder would be required to file an annual return on IRS Form 8621 regarding distributions received on, and gain recognized on dispositions of, our Ordinary Shares; and

•

any U.S. Holder who acquired our Ordinary Shares upon the death of a U.S. Holder would not receive a step-up of the income tax basis to fair market value of such shares. Instead, such U.S. Holder beneficiary would have a tax basis equal to the decedent’s basis, if lower.

Although a determination as to a corporation’s PFIC status is made annually, an initial determination that a corporation is a PFIC for any taxable year generally will cause the above described consequences to apply for all future years to U.S. Holders who held shares in the corporation at any time during a year when the corporation was a PFIC and who did not timely make a QEF election or mark-to-market election (each as described below) with respect to such shares with their U.S. federal income tax return for the first tax year in which such U.S. Holder owned the shares and the corporation was a PFIC. This will be true even if the corporation ceases to be a PFIC in later years. However, with respect to a PFIC that does not make any distributions or deemed distributions, the above tax treatment would apply only to U.S. Holders who realize gain on their disposition of shares in the PFIC.

QEF election

A U.S. Holder that holds our Ordinary Shares may elect, to have us treated, with respect to that person, as a “Qualified Electing Fund” or QEF. (We refer to such election as a “QEF Election” and to a U.S. Holder who makes such QEF election as an “Electing Shareholder”). The QEF Election is made on a shareholder-by-shareholder basis, applies to all Ordinary Shares that the Electing Shareholder held or subsequently acquired and can only be revoked with consent of the United States Internal Revenue Service (the “IRS”). The QEF Election must be made on or before the due date (with regard to extensions) of the Electing Shareholder’s tax return for the taxable year for which the election is made and, once made, will be effective for all subsequent taxable years of such person unless revoked.

If you make a QEF Election, you generally will be required to include currently in gross income your pro rata share of our annual ordinary earnings and net capital gains, if any, in any taxable year for which we are a PFIC. Any income inclusion will be required whether or not you own our Ordinary Shares for an entire taxable year or at the end of our taxable year. The amount that you will be required to include in income will be determined without regard to our prior year losses or the amount of cash distributions you receive from us. You then will be required to pay tax currently on such income, unless you make an election to defer such payment and pay an interest charge.

An Electing Shareholder is required to make an annual information statement which would include information as to its pro rata share of ordinary earnings and net capital gains, calculated under U.S. tax principles, and as to distributions on such Ordinary Shares. If, in the future, we determine that we are or were a PFIC, we will assist Electing Shareholders with the gathering of the information required to make such information statement.

So long as an Electing Shareholder’s QEF election is in effect with respect to the entire holding period for its Ordinary Shares, any gain or loss realized by such shareholder on the sale or exchange of such Ordinary Shares held as capital assets ordinarily would be a capital gain or loss and taxable to such shareholder in the same manner as if the shares were not shares in a PFIC.

U.S. Holders will be permitted to make retroactive elections in particular circumstances, including if the U.S. Holder had a reasonable belief that the Company was not a PFIC and filed a protective election. U.S. Holders should consult their tax advisors as to the consequences of making a protective QEF election or other consequences of making the QEF election.

In the event that we were deemed to be a PFIC for any taxable year and a U.S. Holder failed to make a QEF election for the first taxable year that we were a PFIC and such U.S. Holder owned our Ordinary Shares, the U.S. Holder could obtain treatment similar to that afforded a shareholder who has made a timely QEF election by making a QEF election and a deemed sale election or “purging election” for the same taxable year. If a purging election is made, the U.S. Holder will be treated if it had sold our Ordinary Shares for their fair market value on the last day of the taxable year and will recognize gain, but not loss, on such deemed sale in accordance with the general PFIC rules, including the interest charge provisions described above. Thereafter, the U.S. Holder’s interest will be treated as an interest in a qualified electing fund.

Mark-to-market election

A U.S. Holder generally may make a mark-to-market election with respect to shares of “marketable stock” of a PFIC. The term “marketable stock” generally includes stock of a PFIC that is “regularly traded” on a “qualified exchange or other market”.

Generally, a “qualified exchange or other market” means (i) a national securities exchange which is registered with the United States Securities and Exchange Commission or the national market system established pursuant to Section 11A of the United States Securities Exchange Act of 1934; or (ii) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located and that has the following characteristics: (a) the exchange has trading volume, listing, financial disclosure, surveillance and other requirements designed to prevent fraudulent and manipulative acts and practices, to remove impediments to and perfect the mechanism of a free and open, fair and orderly, market, and to protect investors, and the laws of the country in which the exchange is located and the rules of the exchange ensure that such requirements are actually enforced and (b) the rules of the exchange effectively promote active trading of listed stocks. A class of stock is “regularly traded” on a qualified exchange or other market for any calendar year during which such class of stock is traded (other than in de minimis quantities) on at least 15 days during each calendar quarter, subject to special rules for an initial public offering. In the event that our Ordinary Shares do not qualify as “marketable stock” for these purposes, a U.S. Holder will not be eligible to make a mark-to-market election.

As with a QEF election, a mark-to-market election is made on a shareholder-by-shareholder basis, applies to all Ordinary Shares held or subsequently acquired by a U.S. Holder and can only be revoked with consent of the IRS (except to the extent the Ordinary Shares no longer constitute “marketable stock”). As a result of a mark-to-mark election, in any taxable year we are a PFIC, a U.S. Holder would generally be required to report gain or loss annually to the extent of the difference between the fair market value of our Ordinary Shares at the end of the taxable year and such U.S. Holder’s adjusted tax basis in our Ordinary Shares at that time. Any gain under this computation, and any gain on an actual disposition of the Ordinary Shares, would be treated as ordinary income. Any loss under this computation, and any loss on an actual disposition of Ordinary Shares, generally would be treated as ordinary loss to the extent of the cumulative net mark-to-market gain previously included. Any remaining loss from marking Ordinary Shares to market will not be allowed, and any remaining loss from an actual disposition of Ordinary Shares generally would be capital loss. The U.S. Holder’s tax basis in the Ordinary Shares is adjusted annually for any gain or loss recognized under the mark-to-market election.

Unless either (i) the mark-to-market election is made with respect to the taxable year in which the U.S. Holder’s holding period for the Ordinary Shares commences or (ii) a QEF election has been in effect for such person’s entire holding period, any mark-to-market gain for the election year generally will be subject to the general rules applicable to the disposition of shares of a PFIC, discussed above.

U.S. HOLDERS OF OUR ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE PFIC RULES, INCLUDING THE POSSIBILITY, AND ADVISABILITY OF, AND THE PROCEDURE AND TIMING FOR MAKING A QEF OR MARK-TO-MARKET ELECTION IN CONNECTION WITH THEIR HOLDING OF ORDINARY SHARES, INCLUDING OPTIONS TO ACQUIRE OUR ORDINARY SHARES.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX IMPLICATIONS OF THE TENDER OFFER UNDER APPLICABLE FEDERAL, STATE OR LOCAL LAWS. FOREIGN SHAREHOLDERS SHOULD ALSO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES UNIQUE TO HOLDERS WHO ARE NOT U.S. PERSONS.

Certain Material Israeli Tax Considerations.

The following discussion summarizes the material Israeli tax considerations of the Offer applicable to Jacada’s shareholders whose shares are tendered and accepted for payment pursuant to the Offer. The following discussion is based on the Israeli Income Tax Ordinance [New Version], 1961, as amended, (the “Ordinance”), the regulations promulgated thereunder, administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax considerations discussed below. There can be no assurance that the Israeli Tax Authority, or the ITA, or a court will not take a position contrary to the Israeli income tax considerations discussed herein or that any such contrary position taken by the ITA or a court would not be sustained. This discussion addresses only Jacada shares that are held as capital assets (generally, assets held for investment) within the meaning of the Ordinance. This discussion does not address all of the tax consequences that may be relevant to shareholders in light of their particular circumstances or certain types of shareholders subject to special treatment.

The tax discussion set forth below is based on present law. Because individual circumstances may differ, we recommend that holders consult their tax advisors to determine the applicability of the rules discussed below to you and the particular tax effects of the Offer, including the application of Israeli or other tax laws.

The summary below does not discuss the effects of any non-Israeli tax laws. We recommend that holders of Jacada shares who are U.S. Holders consult their tax advisors regarding the U.S. federal, state and local income tax consequences of the Offer. For a discussion of certain U.S. federal income tax considerations, see above under “Certain Material U.S. Federal Income Tax Considerations.”

Characterization of the Purchase. The receipt of cash for Jacada shares pursuant to the Offer generally will be treated as a taxable transaction for Israeli income tax purposes, pursuant to which a holder of shares will be treated as having sold such shares. There are no clear defined rules under Israeli tax law distinguishing when a payment in purchase of shares is to be treated as a dividend rather than a capital gain or loss. However, in most cases where the purchase of shares is not significantly pro-rata among all shareholders, the prevailing view and accepted practice by the ITA is to treat such purchase as a capital transaction. We are in the process of obtaining an approval from the ITA to treat the transaction as a capital transaction.

Israeli Residents. Israeli law generally imposes a capital gains tax on a sale or disposition of any capital assets by Israeli residents, as defined for Israeli tax purposes, and on the sale of assets located in Israel, including Jacada shares in Israeli companies (such as Jacada), by non-Israeli residents, unless a specific exemption is available or unless a tax treaty between Israel and the shareholder’s country of residence provides otherwise.

Tax Rates. Pursuant to the Ordinance and the regulations promulgated thereunder, as of January 1, 2006, the tax rate applicable to capital gains derived from the sale of Jacada shares, whether listed on a stock market or not, is 20% for Israeli individuals, unless such shareholder claims a deduction for financing expenses in connection with such shares, in which case the gain generally will be taxed at a rate of 25%. Additionally, if such shareholder is considered a “significant shareholder” at any time during the 12-month period preceding such sale, i.e., such shareholder holds directly or indirectly, including with others, at least 10% of any means of control in the company, the tax rate is 25%. Companies are subject to the corporate tax rate on capital gains derived from the sale of shares (currently 27%), unless such companies were not subject to the Israeli Income Tax Law (Inflationary Adjustments), 1985 (or certain regulations), or the Inflationary Adjustments Law, prior to August 10, 2005, in which case the applicable tax rate is 25%. However, the foregoing tax rates will not apply to: (i) dealers in securities; (ii) shareholders who acquired their shares prior to Jacada’s initial public offering on Nasdaq (that may be subject to a different tax arrangement); and (iii) in some cases, shareholders who received their shares through the exercise of employee share options or otherwise as compensation. The tax basis of Jacada shares acquired prior to January 1, 2003 by individuals and by companies that were not subject to the Inflationary Adjustments Law will be determined in accordance with the average closing share price on the TASE or Nasdaq, as applicable, for the three trading days preceding January 1, 2003. However, a request may be made to the tax authorities to consider the actual adjusted cost of the shares as the tax basis if it is higher than such average price.

Non-Israeli residents. Non-Israeli residents generally will be exempt from capital gains tax on the sale of the shares, provided that such shareholders did not acquire their shares prior to Jacada’s initial public offering and that the gains did not derive from a permanent establishment of such shareholders in Israel. However, non-Israeli corporations will not be entitled to such exemption if Israeli residents (i) have a controlling interest of 25% or more in such non-Israeli corporation, or (ii) are the beneficiary of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly.

In addition, pursuant to the Convention between the Government of the United States of America and the Government of Israel with Respect to Taxes on Income, as amended, or the U.S.-Israel Tax Treaty, the sale, exchange or disposition of Jacada shares by a person who (i) holds the shares as a capital asset, (ii) qualifies as a resident of the United States within the meaning of the U.S.-Israel Tax Treaty, and (iii) is entitled to claim the benefits afforded to such U.S. resident by the U.S.-Israel Tax Treaty (such person is referred to as a U.S. Treaty Resident), generally will not be subject to Israeli capital gains tax unless such U.S. Treaty Resident held, directly or indirectly, shares representing 10% or more of the voting power of Jacada during any part of the 12-month period preceding the sale, exchange or disposition, subject to certain conditions, or the capital gains can be allocated to a permanent establishment of such U.S. Treaty Resident in Israel. If the exemption is not available, such sale, exchange or disposition would be subject to Israeli capital gains tax to the extent applicable. Under the U.S.-Israel tax Treaty, such U.S. Treaty Resident would be permitted to claim a credit for Israeli income tax against the U.S. federal income tax imposed on the disposition, subject to the limitations in the U.S. tax laws applicable to foreign tax credits.

Israeli Withholding Tax. The gross proceeds payable to a tendering shareholder in the Offer generally will be subject to Israeli withholding tax at the rate of 20% of the shareholder’s gain on such sale. We are seeking an approval from the ITA with respect to the Israeli withholding tax rates applicable to shareholders as a result of the purchase of shares in the Offer. Should such approval be obtained by us, we will not be required to withhold Israeli tax in the case where the attached “Declaration of Status for Israeli Income Tax Purposes” (the “Declaration Form”) is duly completed by shareholders eligible for an exemption from withholding, or by eligible Israeli resident banks, brokers or financial institutions, as described below. Note that your bank, broker or financial institution may be required, and may withhold tax in certain situations.

More specifically, if you tender your Jacada shares to:

•	the U.S. Depositary, the U.S. Depositary may be required to withhold 20% of the gross proceeds payable to you pursuant to the Offer, unless you either:

•

certify, by completing the Declaration Form, that (1) you are NOT a “resident of Israel” for purposes of the Ordinance, and, in case of a non-Israeli corporation, that such corporation is NOT a “resident of Israel” and that Israeli residents are NOT “controlling shareholders” (as defined under Section 68A of the Ordinance) of such corporation, nor are Israeli residents the beneficiaries of, and are not entitled to, 25% or more of such corporation’s revenues or profits, whether directly or indirectly; or (2) the holder of the Jacada shares is a bank, broker or financial institution resident in Israel that (A) is holding the Jacada shares solely on behalf of beneficial shareholder(s) (so-called “street name” holders) and (B) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the gross proceeds (if any) paid by such shareholder to the beneficial shareholder(s) with respect to the Jacada shares tendered by such shareholder on their behalf; or (3) the holder of the shares is a non-Israeli bank, broker or financial institution holding the shares solely on behalf on an institution that qualifies under (2) above . In such case, the U.S. Depositary will not withhold any Israeli withholding tax from the gross proceeds payable to you or to your financial institution pursuant to the offer; or

•

provide the U.S. Depositary, with a copy (which shall not constitute notice) to Meitar Liquornik Geva & Leshem Brandwein, our legal counsel in Israel, at its address set forth on the back cover of this Offer to Purchase, a valid certificate from the ITA entitling you to an exemption or a specified withholding tax rate, referred to as the ITA Waiver. In such case, the U.S. Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to it pursuant to the offer in accordance with such ITA Waiver, after it determines, at its sole discretion, that the ITA Waiver is valid and applicable to the current transaction; or

•	the Israeli Depositary, and you

•

hold your Jacada shares through a TASE member, such TASE member will withhold Israeli income tax, if applicable, at the rate of up to 20% of the gain realized by you from the sale of Jacada shares in the offer, in accordance with the Israeli Income Tax Regulations (Withholding from Consideration, Payment or Capital Gains on the Sale of a Security or Forward Transaction), 5763-2000; or

•

if you are named as a holder of Jacada shares in the Register of Shareholders of Jacada in Israel, the Israeli Depositary may be required to withhold 20% of the gross proceeds payable to you pursuant to the Offer, unless you provide the Israeli Depositary, with a copy (which shall not constitute notice) to Meitar Liquornik Geva & Leshem Brandwein, our legal counsel in Israel, at its address set forth on the back cover of this Offer to Purchase, with a valid ITA Waiver, in which case, the Israeli Depositary will withhold Israeli withholding tax (or not withhold, if such shareholder is entitled to an exemption) from the gross proceeds payable to it pursuant to the Offer in accordance with such ITA Waiver, after it determines, at its sole discretion, that the ITA Waiver is valid and applicable to the current transaction.

We recommend that you consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure).

Please note that if a shareholder tenders its Jacada shares to the U.S. Depositary and provides a Declaration Form, you also consent to the provision of such Declaration Form to us and to the ITA in case the ITA so requests for purposes of audit or otherwise.

All questions as to the validity, form or eligibility of any Declaration Form or ITA Waiver (including time of receipt) and, subject to applicable law, the withholding of Israeli taxes, will be determined by us, in our sole discretion. This determination will be final and binding on all parties. We reserve the absolute right to reject any or all Declaration Forms or ITA Waivers that we determine not to be in proper form or pursuant to which the failure to withhold any Israeli taxes may be unlawful. We also reserve, subject to applicable law, the absolute right, in our sole discretion, to waive any defect or irregularity in any Declaration Form or ITA Waiver of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. None of us, our affiliates, our assigns, the Depositaries, the Information Agent, our Israeli legal counsel or any other person will be under any duty to give notification of any defects or irregularities or incur any liability for failure to give any notification.

An excerpt of the definition of an Israeli resident in the Ordinance is attached as Annex A.

The Israeli withholding tax is not an additional tax. Rather, the Israeli income tax liability of shareholders subject to Israeli withholding tax will be reduced by the amount of Israeli tax withheld. If Israeli withholding tax results in an overpayment of Israeli taxes, the holder may apply to the ITA in order to obtain a refund. However, no assurance is given as to whether and when the ITA will grant such refund.

The foregoing discussion is intended only as a summary and does not purport to be a complete analysis or listing of all potential Israeli tax effects of the Offer. We recommend that Jacada shareholders consult their tax advisors concerning the Israeli and non-Israeli tax consequences to them of tendering their shares in the Offer.

14. Extension of the Tender Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the American Stock Transfer & Trust Company and making a public announcement of such extension. Under Israeli law, however, the Offer may not remain open for more than 60 days following the date of this Offer to Purchase, except that if a third party commences a tender offer for Jacada’s shares during the Offer, we will be permitted to extend the Offer so that its expiration date will correspond with the expiration date of the third party’s tender offer. In the event that we extend the Offer, we will inform the Depositaries, the Information Agent and our Israeli legal counsel of that fact. We will also issue a press release announcing a new Expiration Date no later than 9:00 a.m. New York time (4:00 p.m. Israel time), on the first Israeli business day after the day on which we decide to extend the Offer, and file an immediate report with the ISA and, within one Israeli business day, publish the notice in two daily newspapers having a mass circulation and published in Israel in Hebrew. Under Israeli law, however, we will not be permitted to extend the Offer, unless either (1) the Israeli Depositary, which guarantees our obligation to pay for the shares, confirms that, under the new circumstances, it will maintain such guarantee or (2) such a guarantee is obtained by us from another TASE member. We also expressly reserve the right, in our sole discretion, to terminate the Offer if any of the conditions set forth in Section 6 have occurred and to reject for payment and not pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares by giving oral or written notice of such termination or postponement to the American Stock Transfer & Trust Company and making a public announcement of such termination or postponement.

Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the Offer in favor of our shareholders in any respect, including, without limitation, by increasing the consideration offered in the Offer to holders of shares or by increasing the aggregate value of the shares being sought in the Offer. Amendments to the Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York time, on the next U.S. business day after the last previously scheduled or announced Expiration Time. Any public announcement made in the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a national news service. In addition, we would file such press release as an exhibit to the Schedule TO. Under Israeli law, we will file an immediate report with the ISA and, within one Israeli business day, publish a notice in two daily newspapers having a mass circulation and published in Israel in Hebrew.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information; however, in no event will the Offer remain open for fewer than five U.S. business days following such a material change in the terms of, or information concerning, the Offer. If (1)(i) we make any change to the price range at which we are offering to purchase shares in the Offer, or (ii) increase the number of shares purchasable in the Offer by more than 2% of our outstanding shares and (2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth U.S. business day from, and including, the date that such notice of an increase is first published, sent or given to shareholders in the manner specified in this Section 14, the Offer will be extended until the expiration of such ten U.S. business day period.

15. Fees and Expenses

We have retained MacKenzie Partners, Inc., to act as Information Agent, the American Stock Transfer & Trust Company as our U.S. Depositary and Clal Finance Batucha Investment Management Ltd. as our Israeli Depositary in connection with the Offer. MacKenzie Partners, Inc. may contact holders of shares by mail, facsimile and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. MacKenzie Partners, Inc. and the Depositaries will receive reasonable and customary amounts of compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of shares in the Offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if shareholders tender shares through the brokers or banks and not directly to the American Stock Transfer & Trust Company. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the American Stock Transfer & Trust Company for purposes of the Offer. We will pay or cause to be paid all share transfer taxes, if any, on our purchase of shares, except as otherwise described in Section 5.

16. Miscellaneous

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

This Offer to Purchase and the Letter of Transmittal do not constitute an offer to purchase securities in any jurisdiction in which such offer is not permitted or would not be permitted. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law where practicable. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

You should only rely on the information contained in this Offer to Purchase or to which we have referred to you. We have not authorized any person to make any recommendation on behalf of us as to whether you should tender or refrain from tendering your shares in the Offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation, gives you any information or makes any representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the American Stock Transfer & Trust Company or the Information Agent.

Jacada Ltd.

August 14, 2008

ANNEX A

Definition of Israeli Resident for Israeli Tax Purposes (Unofficial Translation from Hebrew)

The following is an excerpt of Section 1 of the Israeli Income Tax Ordinance [New Version], 1961, as amended, which defines a “resident of Israel” or a “resident” as follows:

“(A) with respect to an individual - a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

(1) in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including, among others:

(a)	place of permanent home;

(b)	place of residential dwelling of the individual and the individual’s immediate family;

(c)	place of the individual’s regular or permanent occupation or the place of his permanent employment;

(d)	place of the individual’s active and substantial economic interests;

(e)	place of the individual’s activities in organizations, associations and other institutions;

(2) the center of vital interests of an individual will be presumed to be in Israel:

(a)	if the individual was present in Israel for 183 days or more in the tax year;

(b)	if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more.

For	the purposes of this provision, “day” includes a part of a day;

(3) the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer;

(4) ...;

(B) with respect to a body of persons - a body of persons which meets one of the following:

(1) it was incorporated in Israel;

(2) the “control and management” of its business is exercised in Israel.”

The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each shareholder of Jacada or his or her bank, broker, dealer, trust company or other nominee to the American Stock Transfer & Trust Company and to Clal Finance Batucha Investment Management Ltd., as follows:

By Hand or Overnight Courier:	By Facsimile Transmission:	By Mail:
American Stock Transfer & Trust Company	(for Guaranteed Deliveries only)	American Stock Transfer & Trust Company
Operations Center Attn: Reorganization Department/ Jacada Offer 6201 15th Avenue Brooklyn, NY 11219	+1-718-235-5001 Confirm by Telephone: +1-718-936-5100	Attn: Reorganization Department/ Jacada Offer 59 Maiden Lane Concourse Level New York, NY 10038

For assistance call (877) 248-6417 or (718) 921-8317 CLAL FINANCE BATUCHA INVESTMENT MANAGEMENT LTD.
By Hand or Overnight Courier:	By Facsimile Transmission:	By Mail:
Clal Finance Batucha Investment Management Ltd. 37 Menahem Begin Road, Tel Aviv 65220, Israel	(972) 3-5653533 Confirm by Telephone: (972) 3-5653529	Clal Finance Batucha Investment Management Ltd. 37 Menahem Begin Road, Tel Aviv 65220, Israel

Delivery of the Letter of Transmittal to addresses other than as set forth above will not constitute a valid delivery to the American Stock Transfer & Trust Company or to Clal Finance Batucha Investment Management Ltd.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect) or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

Our Israeli legal counsel is:

Meitar Liquornik Geva & Leshem Brandwein

16 Abba Hillel Silver Road

Ramat Gan 52506, Israel

Tel: (972) 3-6103100

Fax: (972) 3-6103111

Attn: Dan Geva, Adv. and David S. Glatt, Adv.